Schedule 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant      ☒

Filed by a Party other than the Registrant       ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Interlinq Software Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box)

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share of Interlinq Software Corporation.

(2)	Aggregate number of securities to which transaction applies:

4,826,901 shares of common stock and stock options to acquire an aggregate 957,333 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Each share of common stock will be converted into the right to receive $6.25 in cash, without interest or any other payment, as a result of the merger described in this proxy statement. Each stock option to acquire common stock will be cancelled and converted into the right to receive the difference between $6.25 and the exercise price of the stock option, multiplied by the number of shares of common stock subject to such stock option.

(4)	Proposed maximum aggregate value of transaction:

The underlying value of the transaction is equal to $33,025,156.00, determined by adding (i) $30,168,131.25 payable to holders of shares of common stock and (ii) $2,857,024.75 payable to holders of stock options to acquire shares of common stock. In accordance with Exchange Act Rule 0-11, the filing fee equals one-fiftieth of one percent of the underlying value of the transaction.

(5)	Total fee paid:

$6,605.03

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

###

INTERLINQ SOFTWARE CORPORATION

11980 N.E. 24th Street
Bellevue, Washington 98005

September      , 2002

Dear Interlinq Shareholder:

      You are cordially invited to attend a special meeting of shareholders of Interlinq Software Corporation to be held on October      , 2002, at 10:00 a.m., local time, at our headquarters at 11980 N.E. 24th Street, Bellevue, Washington 98005.

      At the special meeting, you will be asked to approve and adopt an agreement and plan of merger among Interlinq, Harland Financial Solutions, Inc. and Harland Acquisition Corporation and the merger between Interlinq and Harland Acquisition. If the merger is completed, Interlinq will become a wholly owned subsidiary of Harland Financial, and you will be entitled to receive $6.25 in cash, without interest, in exchange for each share of Interlinq common stock you own. Because your shares will be exchanged for cash in the merger, when the merger is completed you will no longer own an equity interest in Interlinq.

      Before we can complete the merger, the holders of more than 50% of the shares of our common stock outstanding as of the record date of the merger must vote to approve and adopt the merger agreement and the merger. The record date for the special meeting is September      , 2002. At that date, there were shares of common stock outstanding. The members of our board of directors who own common stock and certain other shareholders, representing approximately      % of our outstanding shares of common stock, have entered into agreements to vote in favor of the merger. If the merger agreement is approved and all other conditions described in the merger agreement are met, the merger will occur as soon as possible after the special meeting.

      In connection with its evaluation of the merger, our board of directors engaged D.A. Davidson & Co. to act as its financial advisor. D.A. Davidson rendered its opinion dated as of August 5, 2002 that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the cash consideration of $6.25 per share to be received by the holders of shares of Interlinq common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The written opinion of D.A. Davidson is attached as Appendix C to the accompanying proxy statement, and you should read it carefully and in its entirety.

      Our board of directors has determined that the merger is fair to you and in your best interests. Accordingly, your board of directors has unanimously approved the merger and adopted the merger agreement and recommend that you vote to approve and adopt the merger agreement and the merger at the special meeting.

      Your vote is important. To vote in favor of the merger, you must cast a “FOR” vote by following the instructions stated in the enclosed proxy card. If you do not vote at all, your nonvote will count as a vote against approval of the merger agreement.

      Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted for approval of the merger agreement. If you fail to return your proxy card, you will not be counted as present or voting at the meeting unless you appear in person. If you attend the special meeting, you may vote in person. If you complete and return the enclosed proxy card, you may attend the special meeting in person and revoke your proxy if you wish and vote personally. You may also revoke your proxy by following the instructions in this proxy statement.

      The accompanying proxy statement provides detailed information about the proposed merger. The date of this proxy statement is September      , 2002 and it and the accompanying form of proxy are first being sent to shareholders on or about September      , 2002. We encourage you to read the entire proxy statement, including the appendices, carefully. Your vote is important regardless of the number of shares you own.

Sincerely,

/s/ ROBERT J. GALLAGHER ROBERT J. GALLAGHER Chairman of the Board	/s/ MICHAEL H. JACKMAN MICHAEL H. JACKMAN President and Chief Executive Officer

PRELIMINARY PROXY MATERIALS

INTERLINQ SOFTWARE CORPORATION

11980 N.E. 24th Street
Bellevue, Washington 98005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held October       , 2002

       NOTICE IS HEREBY GIVEN that on October      , 2002, we will hold a special meeting of shareholders at our headquarters, 11980 N.E. 24th Street, Bellevue, Washington 98005. The special meeting will begin at 10 a.m. local time.

      Only shareholders who owned Interlinq common stock at the close of business on September      , 2002 can vote at the special meeting or any adjournment of the special meeting. On that date, there were                    shares of our common stock outstanding. At the special meeting you will be asked to:

1. Vote upon a proposal to approve and adopt the merger agreement, dated August 5, 2002, that we have entered into with Harland Financial Solutions, Inc. and Harland Acquisition Corporation. Adoption of the merger agreement will also constitute approval of the merger and other transactions contemplated by the merger agreement.

2. Transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

      The affirmative vote of a majority of the outstanding shares is required to approve the merger agreement. You are entitled to exercise dissenters’ rights in connection with the merger if you otherwise comply with the requirements of Washington law, which are summarized in the attached proxy statement.

      Our board of directors has determined that the merger is fair to you and in your best interests. Accordingly, our board of directors has unanimously approved the merger and adopted the merger agreement and recommends that you vote to approve and adopt the merger agreement at the special meeting.

      These items of business are described in detail in the attached proxy statement and appendices. You are encouraged to read these materials very carefully and in their entireties before deciding how to vote.

      The form of proxy is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before the vote is taken at the special meeting by signing and returning a later-dated proxy with respect to the same shares, by filing with the undersigned a written revocation bearing a later date or by attending and voting in person at the special meeting.

      Please do not send your common stock certificates at this time. If the merger is consummated, you will be sent written instructions regarding the surrender of your certificates.

By Order of the Board of Directors,

/s/ MICHAEL D. CASTLE

MICHAEL D. CASTLE
Corporate Secretary

Bellevue, Washington

September      , 2002

SUMMARY
The Parties in the Merger
Date, Time and Place of Special Meeting
The Merger
The Merger Agreement
Merger Consideration
Effect of the Merger on Stock Options
Conditions to the Merger
Termination of the Merger Agreement
No Solicitation of Other Offers
Termination Fees
Vote Required; Record Date
Reasons for the Merger
Our Recommendation to You
Opinion of Interlinq’s Financial Advisor
Dissenters’ Rights
Effective Date
Interests of Persons in the Merger
Shareholder Agreement
Federal Income Tax Consequences
No Financing Contingencies
Regulatory Approvals
Exchange of Share Certificates
THE SPECIAL MEETING
Date, Time and Place
Purpose of Special Meeting; Dissenters’ Rights
Recommendation of Interlinq Board
Record Date; Shares Entitled to Vote
Vote Required
Proxies
Revocation of Proxies
Adjournments
Proxy Solicitation
Exchange of Certificates
THE MERGER
The Merger Transaction Generally
Consideration Offered to Interlinq Shareholders
Effect of Merger on Shares of Interlinq Common Stock
Effect of Merger on Options to Purchase Shares of Interlinq Common Stock
Recommendation of the Interlinq Board
Background of the Merger
Reasons for and Fairness of the Merger
Form of Merger
Risk That Merger Will Not Be Consummated
Nasdaq Delisting; Deregistration of Securities
Dissenters’ Rights
Interests of Persons in the Merger; Conflicts of Interest
Federal Income Tax Consequences
Regulatory Approvals
No Financing Contingency
THE COMPANIES
Interlinq
Harland Financial Solutions, Inc.
Harland Acquisition Corporation
THE MERGER AGREEMENT
The Merger
Closing
Consideration to Be Received by Shareholders
Effect of Merger on Stock Options
Dissenters’ Rights
Board Recommendation
Our Representations and Warranties to Harland Financial and Harland Acquisition
Harland Financial’s and Harland Acquisition’s Representations and Warranties to Us
Operation of Our Business Prior to the Closing of the Merger
No Solicitation of Other Acquisition Proposals
Access to Information
Conditions to the Merger
Termination of the Merger Agreement
Termination Fees; Expenses
Amendment of the Merger Agreement; Extension; Waiver
Indemnification of Directors and Officers
RELATED AGREEMENTS
Shareholder Agreements
Employment Agreement Between Michael H. Jackman and Harland Financial
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
STOCK PRICE AND DIVIDEND INFORMATION
RIGHTS OF DISSENTING INTERLINQ SHAREHOLDERS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
OTHER INFORMATION AND SHAREHOLDER PROPOSALS
APPENDIX A

SUMMARY

      This summary highlights selected information from this proxy statement but does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and all of the attached documents. See “Where You Can Find More Information” on page      .

The Parties in the Merger

     Interlinq Software Corporation

      We are a leading provider of technology that helps organizations effectively manage complex, information-intensive business transactions. We offer software-based business solutions to commercial banks, mortgage banks, mortgage brokers, credit unions and savings institutions, including a number of the leading mortgage originators. Our flagship loan production products, MortgageWare® Loan Management System and MortgageWare®TC, process approximately one in ten retail residential mortgage loans, more than any other system. We also provide Enterprise Application Integration, or EAI, software solutions directly to customers and through third parties. Based on the award-winning EAI technology acquired in June 1998, our FlowMan® software application enables organizations to integrate disparate software systems, share information and improve overall business processes across an entire enterprise. FlowMan is designed to coordinate the execution and timing of all tasks, events and decisions for key business processes across legacy systems, enterprise applications, client-server systems and Internet technologies. We currently have three main product lines including our loan production products, our loan servicing products and our EAI product. Our flagship loan-production products, MortgageWare® Loan Management System and MortgageWare®TC, are currently being rewritten and we expect to deliver a beta-version of this next-generation loan-production product by the end of calendar year 2002, with commercial release of the product scheduled for the first quarter of calendar year 2003. We are a Washington corporation founded in 1982. Our address is 11980 N.E. 24th Street, Bellevue, Washington 98005. Our telephone number is (425) 827-1112.

     Harland Financial Solutions, Inc.

      Harland Financial Solutions, or Harland Financial, supplies software and services to thousands of financial institutions of all sizes. Harland Financial is a leader in deposit and loan origination, platform, teller, call-center, mortgage, business intelligence, core processing, and customer relationship management systems. Harland Financial is a wholly owned subsidiary of John H. Harland Company, which is listed on the New York Stock Exchange under the symbol “JH.” John H. Harland Company is a leading provider of software and printed products to the financial and educational markets. John H. Harland Company’s printed product offerings include checks, direct marketing and financial forms. Scantron Corporation, a wholly-owned subsidiary of John H. Harland Company, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets. Harland Financial’s address is 2939 Miller Road, Decatur, Georgia 30035. Harland Financial’s telephone number is (770) 593-5617.

     Harland Acquisition Corporation

      Harland Acquisition Corporation, or Harland Acquisition, is a wholly owned subsidiary of Harland Financial and was formed solely to effect the merger. Harland Acquisition has the same address and telephone number as Harland Financial.

Date, Time and Place of Special Meeting

      The special meeting of Interlinq shareholders is scheduled for October      , 2002 at 10:00 a.m., local time, at our headquarters, 11980 N.E. 24th Street, Bellevue, Washington 98005. See “The Special Meeting” on page 3.

i

The Merger

      If our shareholders approve the merger agreement and all other conditions to completing the merger are met, Harland Acquisition will be merged into Interlinq, and Interlinq will become a wholly-owned subsidiary of Harland Financial. After the merger is completed, you will no longer own an equity interest in Interlinq or be able to share in its potential future earnings or growth, and our common stock will no longer be publicly traded. See “The Merger” on page 5.

The Merger Agreement

      A copy of the merger agreement is attached to this document as Appendix A. We encourage you to read that document in its entirety because it contains all of the terms and conditions of the merger. See “The Merger Agreement” on page 17.

Merger Consideration

      In the merger, you will receive $6.25 in cash, without interest, for each share of our common stock you own. Under some circumstances, this amount could be reduced by stock transfer and withholding taxes applicable to you. See “The Merger Agreement — Consideration Offered to Interlinq Shareholders” on page and “The Merger — Federal Income Tax Consequences” on page 15.

Effect of the Merger on Stock Options

      All outstanding options to purchase our common stock, with the exception of 50,000 options evidenced by an agreement indicating otherwise, will immediately vest prior to the closing of the merger. Holders of these options will receive cash in an amount equal to the product of the number of shares issuable on exercise of their options and the difference between $6.25 and their per share option exercise price, net of applicable withholding. See “The Merger Agreement — Effect of Merger on Stock Options to Purchase Shares of Interlinq Common Stock” on page 6.

Conditions to the Merger

      To complete the merger, a number of conditions must be satisfied or waived, including:

•	the merger agreement must be approved by our shareholders;

•	there must not be any law or regulation or any court order or injunction preventing the merger;

•	the representations and warranties of the parties to the merger agreement must be true and correct;

•	the obligations of the parties under the merger agreement must be materially performed;

•	there must be no overtly threatened, instituted or pending action or proceeding by any governmental entity that is reasonably likely to restrain or prohibit the consummation of the merger;

•	an employment agreement between Michael H. Jackman, our chief executive officer, and Harland Financial must be executed;

•	all material governmental and third-party consents and approvals must be received;

•	an option to purchase 50,000 shares of our common stock which by its terms survives the merger must have been cancelled; and

•	there must not have occurred any change or event since August 5, 2002 that has or would reasonably be expected to have a material adverse effect on our business, assets or financial condition.

      See “The Merger Agreement — Conditions to the Merger” on page 22.

Termination of the Merger Agreement

      We and Harland Financial can agree to terminate the merger agreement at any time, even if you and the other shareholders have approved the merger. Also, we and Harland Financial can decide, without the consent of the other, to terminate the merger agreement if:

•	the merger has not been completed on or before December 31, 2002;

•	the other party materially fails to perform its obligations under the merger agreement;

•	an order, decree or action by a governmental entity preventing the merger has become final and nonappealable;

•	the other party becomes incapable of fulfilling its conditions to the merger; or

•	our shareholders fail to approve the merger agreement.

      In addition, Harland Financial may terminate the merger agreement if our board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement or endorses, approves or recommends an alternative acquisition proposal or if we enter into an agreement relating to another acquisition proposal.

      We may terminate the merger agreement if, in compliance with the terms of the merger agreement, our board of directors withdraws its recommendation of the merger or the merger agreement, and we enter into an agreement relating to another acquisition proposal that our board has determined is superior to the merger with Harland Financial.

      See “The Merger Agreement — Termination of the Merger Agreement” on page 23.

No Solicitation of Other Offers

      The merger agreement provides, with certain limited exceptions, that after August 5, 2002, we will not, directly or indirectly, through any of our directors, officers, employees or agents, solicit, initiate or encourage other offers from third parties to acquire our company. See “The Merger Agreement — No Solicitation of Other Acquisition Proposals” on page 21.

Termination Fees

      Under certain circumstances, depending on the reason for the termination of the merger agreement, we may be obligated to pay Harland Financial $1.4 million and reimburse Harland Financial for all its reasonable costs. If Harland Financial terminates the merger agreement for any reason other than as expressly permitted in the merger agreement, Harland Financial must pay us $500,000 and reimburse us for our reasonable costs. See “The Merger Agreement — Termination Fees; Expenses” on page 24.

Vote Required; Record Date

      To complete the merger, the holders of more than 50% of the outstanding shares of our common stock must vote to approve the merger agreement. As of the record date there were                    shares of common stock entitled to vote on the merger.

      Each share of common stock is entitled to one vote per share at the special meeting. Abstentions, failures to vote and broker nonvotes will have the same effect as a vote against approving the merger agreement.

      On August 5, 2002, all of our directors who own common stock entered into shareholder agreements with Harland Financial in the form set forth in Appendix B in which they agreed to vote all of their shares to approve the merger agreement. Walden Partners II LP and certain investment funds managed by Cannell Capital LLC that hold our common stock have also entered into shareholder agreements with Harland Financial. Collectively, our directors and these parties own           % of our outstanding share of common stock. Accordingly, if the holders of an additional           % of our outstanding shares of common stock also vote to approve the merger agreement, the merger agreement will be adopted and approved. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. See “The Special Meeting — Vote Required” on page 4.

      Our board of directors has fixed the close of business on September      , 2002 as the record date for purposes of determining the shareholders entitled to vote at the special meeting.

Reasons for the Merger

      In determining that the merger is fair to you, your board of directors considered, among others, the following factors:

•	the $6.25 per share cash payment represents a significant premium to the trading price of our common stock during recent periods prior to the announcement of the merger with Harland Financial;

•	the trading price of our common stock over the past two years;

•	absence of significant trading volume and absence of interest in Interlinq by equity research analysts;

•	the history of the negotiations with Harland Financial; and

•	the opinion, analysis and presentation of our financial advisor, D.A. Davidson, as to the fairness of the transaction to our shareholders from a financial point of view.

      See “The Merger — Reasons for and Fairness of the Merger” on page 9.

Our Recommendation to You

      Your board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. See “The Merger — Recommendation of the Interlinq Board” on page 6.

Opinion of Interlinq’s Financial Advisor

      D.A. Davidson delivered its written opinion, dated August 5, 2002, to our board of directors to the effect that the merger is fair, from a financial point of view, to the holders of our common stock. The full text of the D.A. Davidson opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this proxy statement. We paid $25,000 to D.A. Davidson upon the execution of its engagement letter and $100,000 upon the delivery of its fairness opinion. We will also pay them an additional $260,006.24 when the merger is completed. See “The Merger — Opinion of Financial Advisor” on page 10.

Dissenters’ Rights

      You have the right to dissent from the proposed merger and to receive payment of the “fair value” of your shares of Interlinq common stock, as provided in Sections 23B.13.101 through 23B.13.310 of the Washington Business Corporation Act. See “The Merger — Dissenters’ Rights” on page 14 and “Rights of Dissenting Interlinq Shareholders” on page 32.

Effective Date

      The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Washington, which we expect to occur as soon as possible after the special meeting.

Interests of Persons in the Merger

      In considering the recommendation of our board of directors to approve the merger agreement, you should know that several of our executive officers and directors have relationships or interests in the merger that are different from your interests as a shareholder. These include the following:

•	several of our executive officers and directors hold options to purchase shares of our common stock, that were granted at prices significantly below the $6.25 per share purchase price for common stock proposed in the merger common agreement;

•	concurrent with the closing of the merger, Michael H. Jackman, our current CEO and President, will enter into an employment agreement with Harland Financial whereby he will become the Senior Vice President and General Manager — Mortgage Services. Under the terms of the employment agreement Mr. Jackman will receive an annual salary of $269,000 and one time and annual stock option and bonus awards; and

•	under the merger agreement, indemnification will continue to be provided to the present and former directors and officers of Interlinq for a period of five years after the merger, and Interlinq’s liability insurance coverage will be maintained for those officers and directors for a period of not less than five years after the merger.

      You should evaluate these interests of our executive officers and directors carefully before deciding how to vote on the merger.

      See “The Merger — Interests of Persons in the Merger; Conflicts of Interest” on page 14.

Shareholder Agreement

      Each of our directors who owns common stock and Walden Partners II LP and certain investment funds managed by Cannell Capital LLC entered into shareholder agreements, dated August 5, 2002, with Harland Financial in which each has, among other things:

•	agreed to vote all their/its shares to adopt the merger agreement;

•	agreed to vote all their/its shares in any manner Harland Financial directs with respect to any extraordinary corporate transaction involving Interlinq; and

•	granted to Harland Financial an irrevocable proxy to vote all their/its shares for adoption of the merger agreement and in any manner Harland Financial directs with respect to any extraordinary corporate transaction involving Interlinq.

      These persons collectively own           % of the shares of common stock outstanding as of the record date. See “Related Agreements — Shareholder Agreements” on page 25.

Federal Income Tax Consequences

      The merger will be a taxable transaction to United States taxpayers for United States federal income tax purposes. For United States federal income tax purposes, on each share of our common stock owned as a result of the merger, our shareholders generally will recognize gain or loss measured by the difference, if any, between $6.25 and the adjusted tax basis in that share. That gain or loss generally will be a capital gain or loss if the share is held as a capital asset and will be long-term capital gain or loss if the share has been held for more than 12 months on the date of the merger. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you. See “The Merger — Federal Income Tax Consequences” on page 15.

No Financing Contingencies

      Harland Financial has represented that it has sufficient funds available to pay the full merger consideration. There is no condition to Harland Financial’s obligations under the merger agreement that Harland Financial obtain financing before completing the merger.

v

Regulatory Approvals

      We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than filing articles of merger with the Secretary of State of the State of Washington and this proxy statement with the Securities and Exchange Commission.

Exchange of Share Certificates

      Promptly after we complete the merger, a letter of transmittal and detailed instructions specifying procedures you must follow to properly surrender your share certificates and receive your cash will be mailed to you.

      Please do not send us any of your share certificates at this time.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY	i
The Parties in the Merger	i
Date, Time and Place of Special Meeting	i
The Merger	ii
The Merger Agreement	ii
Merger Consideration	ii
Effect of the Merger on Stock Options	ii
Conditions to the Merger	ii
Termination of the Merger Agreement	iii
No Solicitation of Other Offers	iii
Termination Fees	iii
Vote Required; Record Date	iii
Reasons for the Merger	iv
Our Recommendation to You	iv
Opinion of Interlinq’s Financial Advisor	iv
Dissenters’ Rights	iv
Effective Date	iv
Interests of Persons in the Merger	v
Shareholder Agreement	v
Federal Income Tax Consequences	v
No Financing Contingencies	v
Regulatory Approvals	vi
Exchange of Share Certificates	vi
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
THE SPECIAL MEETING	3
Date, Time and Place	3
Purpose of Special Meeting; Dissenters’ Rights	3
Recommendation of Interlinq Board	3
Record Date; Shares Entitled to Vote	4
Vote Required	4
Proxies	4
Revocation of Proxies	4
Adjournments	4
Proxy Solicitation	5
Exchange of Certificates	5
THE MERGER	5
The Merger Transaction Generally	5
Consideration Offered to Interlinq Shareholders	5
Effect of Merger on Shares of Interlinq Common Stock	6
Effect of Merger on Options to Purchase Shares of Interlinq Common Stock	6
Recommendation of the Interlinq Board	6
Background of the Merger	6
Reasons for and Fairness of the Merger	9
Opinion of the Financial Advisor	10
Form of Merger	13
Risk That Merger Will Not Be Consummated	13
Nasdaq Delisting; Deregistration of Securities	14
Dissenters’ Rights	14
Interests of Persons in the Merger; Conflicts of Interest	14
Federal Income Tax Consequences	15

Regulatory Approvals	16
No Financing Contingency	16
THE COMPANIES	16
Interlinq	16
Harland Financial Solutions, Inc.	16
Harland Acquisition Corporation	17
THE MERGER AGREEMENT	17
The Merger	17
Closing	17
Consideration to Be Received by Shareholders	17
Effect of Merger on Stock Options	18
Dissenters’ Rights	18
Board Recommendation	18
Our Representations and Warranties to Harland Financial and Harland Acquisition	18
Harland Financial’s and Harland Acquisition’s Representations and Warranties to Us	19
Operation of Our Business Prior to the Closing of the Merger	19
No Solicitation of Other Acquisition Proposals	21
Access to Information	22
Conditions to the Merger	22
Termination of the Merger Agreement	23
Termination Fees; Expenses	24
Amendment of the Merger Agreement; Extension; Waiver	24
Indemnification of Directors and Officers	25
RELATED AGREEMENTS	25
Shareholder Agreements	25
Employment Agreement Between Michael H. Jackman and Harland Financial	26
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFERS	28
STOCK PRICE AND DIVIDEND INFORMATION	31
RIGHTS OF DISSENTING INTERLINQ SHAREHOLDERS	32
FORWARD-LOOKING STATEMENTS	34
WHERE YOU CAN FIND MORE INFORMATION	34
OTHER INFORMATION AND SHAREHOLDER PROPOSALS	34
Appendix A – Agreement and Plan of Merger
Appendix B – Form of Shareholder Agreement
Appendix C – Opinion of D.A. Davidson & Co.
Appendix D – Chapter 23B.13 of the Washington Business Corporation Act

QUESTIONS AND ANSWERS

ABOUT THE MERGER AND THE SPECIAL MEETING

Q:     Who is soliciting my proxy?

A:     Interlinq’s board of directors.

Q:     What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement that we entered into with Harland Financial Solutions, Inc., dated August 5, 2002, which sets out the terms and conditions of our proposed merger with Harland Acquisition Corporation, a subsidiary of Harland Financial. Adoption of the merger agreement will constitute approval of the merger and the transactions contemplated by the merger agreement.

Q:     Who is Harland Financial?

A:	Harland Financial supplies software and services to financial institutions and is a leader in deposit and loan origination, platform, teller, call center, mortgage, business intelligence, core processing, and customer relationship management systems. Harland Financial is a wholly owned subsidiary of John H. Harland Company, which is listed on the New York Stock Exchange under the symbol “JH.” John H. Harland Company is a leading provider of software and printed products to the financial and educational markets.

Q:     What will I receive in the merger for each of my shares of Interlinq common stock?

A:	If the merger is completed, you will receive $6.25 in cash for each of your shares of Interlinq common stock. No interest will be paid on this amount. Under some circumstances, this amount could be reduced by stock transfer and withholding taxes applicable to you.

Q:     Why is the board of directors recommending that I vote to approve the merger agreement?

A:	Our board of directors recommends that you vote to approve the merger agreement because it has unanimously determined that the merger with Harland Financial is fair to you and in your best interests.

Q:     When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible and expect to complete the merger shortly after the special meeting, if the merger agreement is approved by our shareholders and the other conditions to completing the merger are satisfied.

Q:     What vote is required to adopt the merger agreement?

A:	To complete the merger, the holders of more than 50% of the shares of our common stock outstanding as of the record date must vote to adopt the merger agreement. Our directors collectively hold % of the shares of our common stock outstanding as of the record date, and they have agreed to vote to approve the merger agreement. In addition, Walden Partners II, LP and certain investment funds managed by Cannell Capital LLC hold % of our common stock, and have also agreed to vote to approve the merger agreement. Accordingly, if holders of an additional % of our outstanding shares of our common stock also vote to approve the merger agreement, the merger agreement will be approved and the merger can be effected.

Q:     What do I need to do now?

A:	Please carefully read this proxy statement, then please sign, date and complete your proxy card and promptly return it in the enclosed, postage-prepaid envelope so that your shares of Interlinq common stock can be represented at the special meeting. Your board of directors unanimously recommends that you vote “FOR” the merger agreement and proposed merger.

Q:     If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give it these instructions.

Q:     Can I revoke or change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You cannot change your vote by fax or telephone.

Q:     What if I don’t send back a proxy card or vote my shares in person at the special meeting?

A:	If you don’t return your proxy card or vote your shares in person at the special meeting, each share of your common stock will be treated as a vote against adoption of the merger agreement.

Q:     Should I send in my share certificate now?

A:	No. After the merger is completed, you will receive written instructions on how to surrender your share certificates and receive your cash. You will also be able to obtain written instructions directly from Mellon Investor Services, our paying agent, at the completion of the merger. Please do not send your share certificates with your proxy.

Q:     When will I receive cash for my Interlinq shares?

A:	If the merger is completed, you will receive cash for your Interlinq shares promptly after a properly completed letter of transmittal together with your share certificates are received from you, in accordance with the instructions mailed to you after the merger is completed.

Q:     What happens if the merger is not completed by December 31, 2002?

A:	The merger agreement will terminate and the merger will not occur, unless the December 31, 2002 expiration date is extended to a later date by the parties.

Q:     Will I have dissenters’ rights in connection with the merger?

A:	Yes. You have the right to dissent from the proposed merger and to receive payment for the “fair value” of your shares of our common stock, as provided by Washington state law. A summary describing the steps you must follow to exercise your dissenters’ rights is described on page in this proxy statement.

Q:     How will I know the merger has occurred?

A:	If the merger occurs, we will make a public announcement of this fact and you also will receive notice of it by mail.

Q:     Will I owe taxes as a result of the merger?

A:	The merger will be a taxable transaction for all United States taxpayers who hold shares of our common stock. If you are a United States taxpayer, any gain you recognize will be subject to United States federal income tax and also may be taxed under applicable state and local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of the shares of our common stock you own. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:     Who is paying the costs of this solicitation?

A:	We will pay the costs of preparing this proxy statement and soliciting proxies from you.

Q:     What other matters will be voted on at the special meeting?

A:	We do not expect to ask you to vote on any matter other than the merger agreement and the merger at the special meeting.

Q:     Who can help answer my questions?

A:	If you have questions about the merger, you should contact: Allen Nelson & Co., Incorporated P.O. Box 16157 Seattle, WA 98116 Phone: (206) 938-5783 Fax: (206) 938-2072

Q:     How can I obtain additional copies of this proxy statement?

A:	If you would like to obtain additional copies of this proxy statement you may contact Allen Nelson & Co., Incorporated at the address indicated above or

Corporate Secretary
Interlinq Software Corporation
11980 NE 24th Street,
Bellevue, WA 98005.

THE SPECIAL MEETING

Date, Time and Place

      The special meeting will be held on October      , 2002, at our headquarters at 11980 N.E. 24th Street, Bellevue, Washington 98005, commencing at 10 a.m. local time. Our shareholders of record as of the close of business on September      , 2002 will be entitled to notice of, and to vote at, the special meeting, and at any adjournments or postponements of the special meeting.

      This proxy statement and the accompanying form of proxy were first mailed to you on or about September      , 2002.

Purpose of Special Meeting; Dissenters’ Rights

      At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve and adopt the agreement and plan of merger, dated August 5, 2002, by and among Interlinq, Harland Financial and Harland Acquisition Corporation, and

•	any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

      You are entitled to exercise dissenters’ rights as a result of the merger. See “Rights of Dissenting Interlinq Shareholders” on page           .

Recommendation of Interlinq Board

      At its meeting held August 5, 2002, the Interlinq board of directors, by unanimous vote, determined the merger agreement to be fair to and in the best interests of Interlinq and its shareholders. The Interlinq board recommends that you vote “FOR” the approval of the merger agreement. Adoption of the merger agreement will constitute approval of the merger and the transactions contemplated by the merger agreement.

Record Date; Shares Entitled to Vote

      The close of business on September      , 2002 has been fixed as the record date for determining the holders of shares of Interlinq common stock who are entitled to notice of and to vote at the special meeting. As of the record date, there were                     shares of our common stock outstanding and entitled to vote. These holders are entitled to one vote per share of common stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the shares of Interlinq common stock entitled to vote on the proposals is necessary to constitute a quorum for action at the special meeting.

Vote Required

      A majority of the shares of our common stock outstanding as of the record date at the special meeting must vote, whether in person or by proxy, for the proposal if it is to be approved and adopted. As of the record date, there were                    shares of our common stock outstanding.

      As of the record date, our directors beneficially owned approximately           % of the outstanding shares of our common stock. All of our directors who own common stock executed agreements in which they agreed to vote all their shares of our common stock in favor of the merger agreement. In addition, as of the record date, Walden Partners II, LP and certain investment funds managed by Cannell Capital LLC beneficially owned approximately           % of the outstanding shares of our common stock. These shareholders also executed agreements in which they agreed to vote all their shares of Interlinq common stock in favor of the merger agreement. Collectively, these shareholders own                    shares, representing           % of our common stock.

      Abstaining from voting or not properly instructing your broker to vote on your behalf will have the same effect as a “NO” vote on each of the proposals, because they will not have been voted in favor of the proposals.

Proxies

      Shares of Interlinq common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting as instructed by the shareholder. Shares of our common stock represented by properly executed proxies for which no instructions are given will be voted “FOR” each of the proposals. You are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted.

Revocation of Proxies

      You may revoke a proxy by:

•	submitting at any time prior to the vote on the proposals a later-dated proxy with respect to the same shares,

•	delivering written notice of revocation to our Corporate Secretary at any time prior to the vote, or

•	attending the special meeting and voting in person.

      Just attending the special meeting will not in and of itself revoke a proxy.

Adjournments

      The special meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose. In the event a motion to adjourn the special meeting is presented, the persons named as proxies will vote on the motion in accordance with their best judgment. In the event insufficient proxies are received by the date of the special meeting to approve the merger, the persons named as proxies intend to vote the shares subject to proxies to adjourn the special meeting to a later date in order to seek additional proxies. If the special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have effectively been revoked or withdrawn.

Proxy Solicitation

      We will bear the cost of soliciting proxies from shareholders. We have retained Allen Nelson & Co., Incorporated as proxy solicitor, and expect to pay them approximately $4,000, plus expenses, for such services. In addition to soliciting by mail, our directors, officers and employees may solicit proxies by telephone or otherwise. Such directors, officers and employees will not be paid additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who are the record owners of shares of our common stock will be reimbursed for their reasonable expenses incurred in forwarding soliciting materials to the beneficial owners of those shares.

Exchange of Certificates

      As soon as practicable after the merger, cash in an amount sufficient to make payments of $6.25 per share will be deposited with Mellon Investor Services as the paying agent for the merger. The paying agent will mail you a letter of transmittal and instructions you must follow to properly surrender certificates. Once the share certificates are surrendered to the paying agent, together with an executed letter of transmittal and any other necessary documents, you will be entitled to receive a cash payment of $6.25 per share. Until surrendered, each Interlinq share certificate will, after the merger, represent only the right to receive upon surrender the cash payment of $6.25 per share. No interest will be paid or will accrue on any cash payable as merger consideration. We may require the owner of any lost, stolen or destroyed share certificate to provide an appropriate affidavit and to deliver a bond in the amount Interlinq may reasonably direct as indemnity against any claim that may be made against the paying agent, Interlinq or Harland Financial with respect to our common stock certificate. No dividends or other distributions with respect to retained Interlinq common stock with a record date after the merger will be paid to the holder of any unsurrendered share certificate until the surrender of such certificate.

THE MERGER

The Merger Transaction Generally

      Under the terms of the merger agreement:

•	Harland Acquisition will merge with and into us;

•	Harland Acquisition will cease to exist;

•	we will remain as the surviving corporation;

•	Harland Financial will own all our common stock;

•	our articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation; and

•	the directors and officers of Harland Acquisition will become the directors and officers of the surviving corporation.

Consideration Offered to Interlinq Shareholders

      In the merger, you will receive $6.25 in cash, without interest, for each share of our common stock you own. Under some circumstances, this amount could be reduced by stock transfer and withholding taxes applicable to you.

Effect of Merger on Shares of Interlinq Common Stock

      Our common stock is currently traded on the Nasdaq National Market under the symbol “INLQ.” Upon consummation of the merger, our common stock will no longer be traded on the Nasdaq National Market and will no longer be registered pursuant to the Securities Exchange Act of 1934, as amended.

Effect of Merger on Options to Purchase Shares of Interlinq Common Stock

      All outstanding options to purchase our common stock, with the exception of an option to purchase 50,000 shares evidenced by an agreement indicating otherwise, will immediately vest prior to the closing of the merger. Holders of these options will receive cash in an amount equal to the product of the number of shares issuable on exercise of their options and the difference between $6.25 and their per share option exercise price, net of applicable withholding.

Recommendation of the Interlinq Board

      At its meeting of August 5, 2002, our board of directors by unanimous vote determined the merger agreement to be fair to and in the best interests of Interlinq and our shareholders. Your board of directors recommends that you vote “FOR” the approval of the merger agreement.

Background of the Merger

      In the spring of 2002, two companies initiated unsolicited contact with Interlinq expressing interest in exploring a possible acquisition of the company. The first contact came in early March 2002, when Interlinq’s chief executive officer, Michael H. Jackman, received a telephone call from an investment banker representing a potential acquirer, expressing an interest on behalf of his client in discussing the acquisition of Interlinq. Later in the same month, Robert J. Gallagher, Interlinq’s chairman, was contacted by a second company, John H. Harland Company, the parent of Harland Financial. Timothy Tuff, the chief executive officer of John H. Harland Company, indicated an interest in discussing an acquisition of Interlinq by Harland Financial. Mr. Gallagher told Mr. Tuff that the Interlinq board was not interested in discussing an acquisition unless the purchase price was well above $6.00 per share of our common stock.

      Our full board held its regularly scheduled board meeting on April 11, 2002 at Interlinq’s headquarters in Bellevue, Washington. At this meeting, Mr. Gallagher informed the board of the calls from Harland Financial and the other potential acquirer. The board briefly discussed the possible sale of Interlinq and agreed to continue discussions with both companies.

      After several telephone calls, the first potential acquirer entered into a nondisclosure agreement with us, and two of its representatives and their financial advisor visited Interlinq on April 29, 2002. Mr. Gallagher, Mr. Jackman and Michael Castle, Interlinq’s chief financial officer, met with these representatives and made a presentation on Interlinq’s status, strategy and vision. After the presentation, the chief executive officer of the first potential acquirer made a verbal offer to purchase Interlinq in exchange for $25 million in the acquirer’s stock, which was equal to approximately $5.18 per share. On May 7, 2002, the first potential acquirer presented a written indication of interest in purchasing Interlinq on the terms discussed. The letter outlined the general terms of the offer, which the potential acquirer committed to keep open until June 30, 2002.

      In the meantime, Interlinq representatives continued speaking with Harland Financial about a possible merger. On May 10, 2002, Messrs. Gallagher, Jackman and Castle met in person with Mr. Tuff and John O’Malley, the president of Harland Financial. The meeting took place at the Seattle-Tacoma International Airport. During the meeting, participants discussed Interlinq’s strategy and financial model. The conversation focused on the mortgage market from both a servicing and origination software perspective, and on competition and market forces. The Interlinq team also described the positive reaction received from its customers to the introduction of its new web-based loan origination product at Interlinq’s annual customer meeting, which had concluded earlier in the day. Between May 10 and May 30, 2002, there were several telephone conversations between Mr. O’Malley and Mr. Jackman during which they discussed Harland Financial’s strategic vision and how Interlinq might be positioned within Harland Financial.

      On May 30, 2002, Harland Financial presented Interlinq with a written nonbinding indication of interest to purchase all of Interlinq’s common stock at a price in the range of $4.00 to $5.00 per share in cash, subject to due diligence and proper documentation and other customary terms and conditions. Mr. Gallagher responded to Mr. Tuff that this offer would not get approved by our board and that Interlinq had already received a higher offer from another potential acquirer, which our board was meeting on June 18, 2002 to review. Mr. Gallagher informed Mr. Tuff that the Interlinq board would only be in a position to entertain an offer from Harland Financial if Harland Financial significantly increased its offer and narrowed the price range. Mr. Tuff indicated that it would need to become more familiar with Interlinq’s financial situation before it would be in a position to increase the offer.

      To facilitate the exchange of information, Interlinq and Harland Financial executed a mutual nondisclosure agreement on June 7, 2002. The next week, the two companies held a conference call to discuss Interlinq’s financial model. Messrs. Gallagher, Jackman and Castle again represented Interlinq and Mr. O’Malley, Charlie Carden, chief financial officer of John H. Harland Company, and Henry Bond, Harland Financial’s senior vice president, represented Harland Financial. The conversation focused on the financial forecasts prepared by Interlinq and the assumptions behind them.

      On June 14, 2002, Harland Financial delivered to Interlinq a revised nonbinding indication of interest letter expressing interest in acquiring Interlinq at an increased range of $5.50 to $6.00 per share in cash, subject to similar qualifications as the previous letter, but adding acceleration of the outstanding options.

      On June 18, 2002, Interlinq’s board held a meeting in San Francisco. All members of the board were present. Representatives of D.A. Davidson & Co., with whom Interlinq management had recently had discussions about the possibility of D.A. Davidson acting as its financial advisor, had been asked to join the meeting. At the meeting, the board members considered Harland Financial’s indication of a purchase price in the range of $5.50 to $6.00 per share in cash, and the first potential acquirer’s proposed offer of $5.18 per share. All board members had been previously briefed by management on the terms of the proposals and related issues and had received copies of the proposals to acquire Interlinq. After discussion about alternative structures, potential synergies between Interlinq and each of the two bidders and shareholder value creation, the board concluded that both proposals should be explored further. At this stage, legal counsel from Perkins Coie LLP joined the meeting by telephone to review the directors’ fiduciary duties regarding the potential sale of Interlinq and the board and shareholder voting requirements for such a transaction. Legal counsel then led a discussion with the board of a draft term sheet for a possible counter offer to one or both of the bidders.

      At this meeting, the board also discussed the possibility of engaging a financial advisor to assist the board in evaluating the two proposals and any other alternative proposals that might arise, to develop processes to further explore the current proposals and any other alternatives, and to assist the board in determining the fairness of any proposal the board determined to pursue. Representatives from D.A. Davidson gave a presentation on their firm and its experience and capabilities in various areas, including providing financial advisory services for mergers and acquisitions. The D.A. Davidson representatives then reviewed the two proposals and provided preliminary advice to the board regarding a staged process for approaching the bidders in an effort to arrive at an appropriate valuation for the potential transaction. Board members asked numerous questions about the process. The D.A. Davidson representatives then left the meeting while the board discussed the engagement of a financial advisor. The board considered D.A. Davidson’s familiarity with Interlinq, its ability to staff the engagement promptly, its fee proposal and its qualifications and experience in public company mergers and acquisitions. After this discussion, the board authorized management to enter into an engagement letter with D.A. Davidson to represent Interlinq in the further discussions with the two bidders and to provide a fairness opinion, if necessary.

      The board discussed the best way to proceed with the two unsolicited bids. The board concluded that management should meet with the first potential acquirer, which board members felt at that time was more likely to significantly increase its offer, to present and discuss a counterproposal that included a higher purchase price. Management was instructed to enter into an exclusivity agreement with this bidder if the counterproposal were accepted. If this bidder did not accept this counterproposal, management was directed to approach Harland Financial to try to negotiate a higher price.

      On June 21, 2002, Messers. Gallagher, Jackman, Castle and a D.A. Davidson representative traveled to the first potential acquirer’s headquarters to present Interlinq’s financial model and a counterproposal. The counteroffer contemplated an acquisition of all of Interlinq’s common stock in exchange for an amount of the first potential acquirer’s common stock valued at $7.00 per share and an offer to enter into an exclusivity agreement. The discussions focused on the financial forecasts that Interlinq had prepared, the assumptions behind them and other factors supporting the higher proposed purchase price.

      During the week of June 24, 2002, both potential acquirers presented revised indications of interest to Interlinq. In response to the offer by Interlinq to enter into an exclusivity agreement if it increased its offer to $7.00 per share, the first potential acquirer presented Interlinq with a revised offer of $6.00 per share in cash on June 24, 2002. At this point, the board reached consensus that Interlinq would enter into an exclusivity agreement with Harland Financial if it increased its offer to $6.75 per share in cash from the previous range of $5.50 to $6.00 per share. D.A. Davidson communicated with Harland Financial regarding the potential for an exclusivity arrangement with Interlinq if Harland Financial offered $6.75 per share. The next day, Harland Financial responded to Interlinq’s counterproposal by stating that it would increase its offer to $6.50 per share. At this point, the first potential acquirer was offered a final opportunity to enter exclusive negotiations at $6.75 per share. Three days later, on June 28, 2002, the first potential acquirer informed D.A. Davidson that it would not increase its offer from $6.00 per share. On the same day, Interlinq’s board reached consensus that it was prepared to accept the offer of $6.50 per share. D.A. Davidson’s representatives communicated this to Harland Financial. Over the next several days, the terms of exclusivity with Harland Financial were negotiated.

      On June 27, 2002, a third potential bidder contacted Interlinq. After exchanging nondisclosure agreements, our board decided, based on the potential bidder’s inability to respond promptly with a valuation range and other factors, that it would not delay the negotiation of an exclusivity agreement with Harland Financial in order to further pursue the third potential bidder’s indication of interest.

      On July 2, 2002, Interlinq entered into an exclusivity agreement with Harland Financial based on a $6.50 per share purchase price, that provided, among other things, that Interlinq would not solicit, initiate or encourage any proposal for the acquisition of Interlinq by a third party and would notify Harland Financial if it received another proposal. The exclusivity period would terminate on the earlier of July 31, 2002, Harland Financial’s election not to proceed with the acquisition or Harland Financial’s determination to lower the proposed acquisition price. The next day Mr. Jackman informed the third potential bidder that the board had decided to enter into an exclusivity agreement with another party.

      Between July 8 and July 20, 2002, Harland Financial and its representatives performed due diligence in Bellevue, Washington. On July 8, Harland Financial’s legal counsel submitted a draft merger agreement for consideration by Interlinq and its counsel. This draft was reviewed and discussed among the parties. The parties exchanged several drafts of the merger agreement between July 8, 2002 and July 23, 2000.

      On July 23, 2002 in light of various concerns that arose during its due diligence review, Mr. Carden from Harland Financial called Mr. Jackman to discuss the results of Harland’s Financial due diligence review of Interlinq. Between July 23 and 30, 2002, Interlinq’s management attempted to address diligence matters raised during this call. On July 29, 2002, Mr. Gallagher, Mr. Castle and a D.A. Davidson representative held a conference call with Mr. Carden, J. Michael Riley, John H. Harland Company’s vice president and controller, and Donna Raines, John H. Harland Company’s vice president, corporate taxes, to discuss a possible resolution of due diligence matters.

      On July 30, 2002, Harland Financial presented Interlinq with a revised offer to purchase Interlinq for $6.10 per share in cash. Interlinq held a telephonic board meeting that afternoon to discuss the lower offer. All board members were present except one. D.A. Davidson representatives also joined the call. After discussion, the board decided to counter Harland Financial’s offer with one for $6.25 per share in cash and to indicate that this was as low as the Interlinq board was willing to go.

      On July 31, 2002, Harland Financial countered with $6.20 per share. Interlinq reiterated its position that it would not go below $6.25 per share.

      On August 1, 2002, Harland Financial orally agreed to pay the $6.25 per share price, subject to the execution of definitive documentation. During the following several days, the parties continued to negotiate the details of the merger agreement and the shareholder agreements, including the representations and warranties and the contents of Interlinq’s disclosure letter.

      The Interlinq board held a special telephonic meeting on August 5, 2002 at which all board members were present. At that meeting, Interlinq’s legal counsel reviewed the merger agreement, which had been previously provided to the board, in detail. Representatives of D.A. Davidson then reviewed for the board their analysis of the fairness of the transaction and presented their written opinion as to the fairness of the transaction, from a financial point of view, to the Interlinq shareholders. A detailed discussed of the fairness opinion is set forth under “The Merger — Reasons for and Fairness of The Merger.” After discussion, the board unanimously voted to approve the merger agreement and the shareholder’s agreements and the transactions contemplated by those agreements, and authorized Interlinq’s officers to execute and deliver the merger agreement. The board also authorized the filing with the Securities and Exchange Commission of all appropriate proxy solicitation materials. Following the meeting, Interlinq and Harland Financial executed and delivered the merger agreement.

      On August 6, 2002, prior to the opening of the Nasdaq National Market, Interlinq and Harland Financial issued separate press releases announcing the signing of the merger agreement.

Reasons for and Fairness of the Merger

      In light of the Interlinq board’s consideration of various strategic alternatives and its review of Interlinq’s competitive position and recent operating results, the Interlinq board has determined that the merger is fair to, and in the best interests of, Interlinq and its shareholders. In making this determination and in approving the merger agreement, the Interlinq board considered the factors described below. The Interlinq board believes that these factors operate both individually and in combination to support their determination that the merger is fair to, and in the best interests of, Interlinq and its shareholders. These factors include:

•	Our board’s assessment of Interlinq’s prospects based on its historical performance and on the board’s knowledge of the mortgage technology and enterprise application integration industries generally. In particular, the board considered the challenges we would face in pursuing our business strategy. While our directors believed the prospects for our future growth, through both our mortgage software and enterprise application integration software divisions, were very good, they also acknowledged achievement of these prospects was subject to significant risks. This combination of potential strong future growth, offset by significant risks, contributed to the board’s conclusion that the merger was fair because our board believed that the amount of $6.25 per share that would be received by Interlinq shareholders in the merger appropriately reflected these prospects and risks;

•	The history of the negotiations with Harland Financial with respect to the amount of cash to be paid to shareholders that, among other things, led to an increase in Harland Financial’s offer from $4.00 per share, representing the low end of the range at which Harland Financial initially expressed interest, to $6.25 per share, and the belief of the Interlinq board that $6.25 per share of Interlinq common stock was the highest price that Harland Financial would agree to pay;

•	The fact that after extensive discussions the competing bidder’s highest offer was only $6.00 per share — $0.25 less per share than Harland Financial’s offer;

•	The trading price range of Interlinq common stock over the past two years;

•	The fact that the amount of $6.25 per share to be paid in the merger represents a premium of $4.10, or approximately 190% over the $2.15 closing sale price per share on Nasdaq on August 2, 2002, the last trading day prior to signing the merger agreement;

•	The absence of significant volume in the public trading market for the shares since Interlinq’s initial public offering in April 1993, and the absence of interest in Interlinq by equity research analysts in light of Interlinq’s relatively low trading volume and small market capitalization;

•	The opinion of D.A. Davidson that, as of the date of its opinion, the total consideration to be received by Interlinq shareholders in the merger is fair, from a financial point of view, to such shareholders. The full text of D.A. Davidson’s opinion, which sets forth the assumptions made, the matters considered and limitations on the review undertaken by D.A. Davidson, is attached as Appendix C to the proxy statement; and

•	The terms and conditions of the merger agreement, including:

(1)	the amount and form of consideration,

(2)	the provisions permitting our board under some circumstances to furnish information to, and negotiate with, a third party making an unsolicited bona fide acquisition proposal,

(3)	the provision permitting the Interlinq board under some circumstances to terminate the merger agreement in order to accept an acquisition proposal from a third party. Termination for this reason would require prior written notice to Harland Financial and a payment to Harland Financial of a fee of up to $1.4 million, which amount would not, in the Interlinq board’s view, preclude the possibility of an acquisition proposal from a third party. However, this potential fee of up to $1.4 million might deter some potential acquisition proposals and/or reduce the price per share of Interlinq common stock that a third party might be willing to pay, and

(4)	the limited conditions to completing the merger.

      This summary of the information and factors discussed by the board is not meant to be exhaustive, but includes all material factors considered by the board. The board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

Opinion of the Financial Advisor

      We retained D.A. Davidson to act as our financial advisor in connection with the merger with Harland Financial. On August 5, 2002, D.A. Davidson delivered its written opinion to our board to the effect that, based upon and subject to the factors and assumptions set forth in its opinion, and as of that date, the consideration to be paid by Harland Financial was fair, from a financial point of view, to our shareholders.

      The full text of the D.A. Davidson opinion sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken, among other things. The full text of the D.A. Davidson opinion is attached as Appendix C to this proxy statement and we incorporate it by reference in this proxy statement. You are urged to read the D.A. Davidson opinion carefully and in its entirety.

      Directed to the Interlinq board, the D.A. Davidson opinion addresses only the fairness to the holders of our common stock, from a financial point of view, of the consideration to be paid by Harland Financial for our common stock pursuant to the merger agreement. D.A. Davidson delivered the opinion to the board for its consideration in determining whether to approve the merger agreement. The D.A. Davidson opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote.

      The following summary of the D.A. Davidson opinion is qualified in its entirety by reference to the full text of the D.A. Davidson opinion. No limitations were imposed by Interlinq on the scope of D.A. Davidson’s investigation or the procedures to be followed by D.A. Davidson in rendering its opinion. The form and amount of consideration paid by Harland Financial to Interlinq in the merger was determined through arm’s length negotiations between Harland Financial and Interlinq. D.A. Davidson was not requested to opine as to, and its opinion does not address, Interlinq’s underlying business decision to proceed with or effect the merger agreement.

      During the course of the engagement, D.A. Davidson reviewed and analyzed material bearing on the financial and operating conditions of Interlinq and material prepared in connection with the proposed merger, including the following:

•	the merger agreement;

•	certain publicly available information concerning Interlinq, including financial statements for each of the years ended June 30, 2000, 2001, and 2002;

•	the nature and terms of recent sale and merger transactions involving financial technology and services-related companies that D.A. Davidson considered relevant;

•	financial and common stock performance information of certain publicly-traded financial technology and services-related companies that D.A. Davidson considered relevant; and

•	financial and other information provided by the management of Interlinq.

      In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and further relied upon the assurances of the management of Interlinq that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to any financial projections reviewed by D.A. Davidson, D.A. Davidson assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Interlinq.

      In arriving at its opinion, D.A. Davidson did not conduct a physical inspection of the properties and facilities of Interlinq and did not make or obtain any evaluations or appraisals of the assets or liabilities of Interlinq. D.A. Davidson’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of D.A. Davidson’s opinion.

      The following is a summary of the analyses D.A. Davidson performed in arriving at its August 5, 2002 opinion as to the fairness of the merger consideration, from a financial point of view, to the shareholders of Interlinq. In connection with the preparation and delivery of its opinion to the board of Interlinq, D.A. Davidson performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, D.A. Davidson did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, D.A. Davidson believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, D.A. Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Interlinq. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

      Under the terms of the merger agreement, the shareholders of our common stock will receive $6.25 per share in cash. All outstanding options to purchase our common stock, with the exception of options evidenced by an agreement indicating otherwise, will immediately vest prior to the closing of the merger and holders of those options will receive cash in an amount equal to the product of the number of shares issuable on exercise of their options and the difference between $6.25 and their per share option exercise price, net of applicable withholding. Under the terms of the merger, all of Interlinq’s debts and obligations will be assumed by Harland Financial.

     Public Company Analysis

      Using publicly available information including estimates in published third-party research reports, D.A. Davidson reviewed and compared actual and projected financial, operating and stock market information pertaining to certain publicly-traded financial technology and services related companies, including BISYS Group Inc., Bottomline Technologies Inc., Certegy Inc., Checkfree Corporation, Concord EFS Inc., Corillian Corporation, Digital Insight Corporation, eFunds Corporation, First Data Corporation, Fiserv Inc., Global Payments Inc., InteliData Technologies Corporation, Intuit Inc., John H. Harland Company, Jack Henry & Associates Inc., InterCept Inc., National Processing Inc., Online Resources Corporation, PayPal Inc., S1 Corporation, Total System Services Inc., Transaction Systems Architects, and Viad Corporation. D.A. Davidson calculated the total enterprise value, determined as equity market value plus net debt (interest-bearing debt less cash and cash equivalents), as multiples of trailing twelve months’ sales and earnings before interest, taxes, depreciation and amortization, or EBITDA. Applying a range of multiples derived from D.A. Davidson’s analysis of the comparable companies to Interlinq’s trailing twelve months sales, D.A. Davidson calculated a range of implied equity value per share of $5.99-$8.63. Applying a range of multiples derived from D.A. Davidson’s analysis of the comparable companies to Interlinq’s trailing 12 months EBITDA, D.A. Davidson calculated a range of implied equity value per share of $2.98-$3.23.

     Precedent Transaction Analysis

      D.A. Davidson reviewed certain publicly available information regarding the terms and financial characteristics of 30 selected business combination transactions involving financial technology and services-related companies that were announced or took place from March 1997 through July 2002, which D.A. Davidson believed to be relevant to the merger. For the selected transactions, D.A. Davidson determined transaction values as multiples of trailing twelve months sales and EBITDA. Applying a range of multiples derived from D.A. Davidson’s analysis of the selected transactions to Interlinq’s trailing twelve months sales, D.A. Davidson calculated a range of implied equity value per share of $7.84-$10.49. Applying a range of multiples derived from D.A. Davidson’s analysis of the selected transactions to Interlinq’s trailing 12 months EBITDA, D.A. Davidson calculated a range of implied equity value per share of $2.90-$4.03.

     Premium Paid Analysis

      For the 30 selected business combination transactions D.A. Davidson reviewed under the precedent transactions analysis, D.A. Davidson analyzed the premium paid over recent trading values of the acquired company’s stock price. Applying a range of premiums paid for one day and one month prior to announcement of a transaction, D.A. Davidson calculated a range of implied equity value per share of $2.82-$3.87.

      D.A. Davidson is a nationally recognized investment-banking firm. As part of its investment banking business, D.A. Davidson is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Our board retained D.A. Davidson based upon its experience and expertise. Pursuant to a letter agreement with D.A. Davidson executed by Interlinq on June 19, 2002, we paid $25,000 to D.A. Davidson upon the execution of its engagement letter and $100,000 upon the delivery of its fairness opinion. We will also pay D.A. Davidson an additional $260,006.24 when the merger is completed. The letter agreement with D.A. Davidson also provides that we will reimburse D.A. Davidson for its reasonable out-of-pocket expenses incurred in connection with the merger and indemnify D.A. Davidson and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder. In the ordinary course of business, D.A. Davidson may trade the common stock of Interlinq for its own account and the accounts of its customers and, accordingly, at any time hold a long or short position in such securities.

Form of Merger

      If our shareholders approve the merger agreement and all other conditions to completing the merger are met or, if permissible, waived, Harland Acquisition will be merged with and into Interlinq, and Interlinq will survive the merger as a whollyowned subsidiary of Harland Financial. After the consummation of the merger:

•	you will have no continuing equity interest in Interlinq, and you will not be able to share in any of Interlinq’s future earnings, dividends or growth;

•	our common stock will no longer be publicly traded on the Nasdaq National Market or any other national securities exchange or automated quotation system; and

•	we will no longer be required to file periodic reports, such as an annual report on Form 10-K or a quarterly report on Form 10-Q, with the Securities and Exchange Commission.

      The merger is structured as an all-cash statutory merger, which our board believes is more attractive than a stock-for-stock merger, an asset sale or a tender offer for a variety of reasons, including:

•	the absence of market risk otherwise associated with the receipt of securities as merger consideration;

•	the simplicity of paying cash to you, as opposed to issuing securities or other consideration to you;

•	the ability of the parties to complete the merger in a single step, rather than a front-end purchase of a controlling interest with a second-step merger to acquire 100% of the equity; and

•	the ability of the parties to reduce overall transaction costs and for Harland Financial to realize anticipated tax benefits, increasing the amount of the net merger consideration available to be paid to you in the merger.

Risk That Merger Will Not Be Consummated

      Consummation of the merger is subject to a number of conditions, including, without limitation:

•	the merger agreement must be approved by our shareholders;

•	there must not be any law or regulation or any court order or injunction preventing the merger;

•	the representations and warranties of the parties to the merger agreement must be true and correct;

•	the obligations of the parties under the merger agreement must be materially performed;

•	there must be no overtly threatened, instituted or pending action or proceeding by any governmental entity that is reasonably likely to restrain or prohibit the consummation of the merger;

•	an employment agreement between our chief executive officer, Michael H. Jackman, and Harland Financial must be executed;

•	all material governmental and third-party consents and approvals must be received;

•	an option to purchase 50,000 shares which by its terms survives the merger must have been cancelled; and

•	there must not have occurred any change or event since August 5, 2002 that has or would reasonably be expected to have a material adverse effect on our business, assets or financial condition.

      We expect that if our shareholders do not approve the merger agreement, or if the merger is not consummated for any other reason, our current management, under the direction of the Interlinq board, will continue to manage Interlinq as an ongoing business. We are not considering any other transaction as an alternative to the merger with Harland Financial.

Nasdaq Delisting; Deregistration of Securities

      Following the consummation of the merger, we will seek to have our common stock delisted from the Nasdaq National Market and our common stock will no longer be registered pursuant to the Securities and Exchange Act of 1934.

Dissenters’ Rights

      Our shareholders have the right to dissent from the proposed merger and, subject to some conditions, to receive payment of the “fair value” of their shares of common stock, as provided in Sections 23B.13.101 through 23B.13.310 of the Washington Business Corporation Act. Shareholders wishing to dissent must notify us that they intend to demand payment of the fair value of their shares and that, at the time of the closing of the merger, they must not have effectively withdrawn or lost their rights to such appraisal and payment. See “Rights of Dissenting Interlinq Shareholders,” on page 32 for a more detailed explanation of your dissenters’ rights.

Interests of Persons in the Merger; Conflicts of Interest

      Several of our executive officers and directors have relationships or interests in the merger that may be different from the relationships and interests of holders of our common stock which are described in this section.

     Stock Options Granted to Our Executive Officers and Directors

      An aggregate of 343,000 shares of our common stock are subject to stock options granted to our executive officers and directors under various stock option plans, of which 328,450 options have exercises prices below $6.25 per share. Messrs. Gallagher, Meade, Sarlo, Wight, Jackman, Castle, Johnston, Selvage and Setz hold in-the-money options exercisable for 87,500, 17,500, 45,000, 37,500, 275,000, 62,500, 25,000, 36,500 and 3,250 shares of our common stock, respectively. In the merger, each outstanding option to purchase our common stock (other than options evidenced by an agreement providing otherwise) will be cancelled in exchange for a cash payment equal to the product of (a) the total number of shares of our common stock subject to the option, multiplied by (b) the excess, if any, of $6.25 over the exercise price of the option. This will result in our executive officers and directors receiving total cash payments of $2,341,730 in respect of their options, including $291,500, $76,750, $173,025, $91,500, $1,237,500, $289,375, $106,750, $65,400 and $9,930 to Messrs. Gallagher, Meade, Sarlo, Wight, Jackman, Castle, Johnston, Selvage and Setz, respectively.

Employment Agreement Between Michael H. Jackman and Harland Financial

      Concurrent with the closing of the merger, Michael Jackman, our current CEO and President, will enter into an employment agreement with Harland Financial whereby he will become its Senior Vice President and General Manager — Mortgage Services. Under the terms of the employment agreement Mr. Jackman will receive an annual salary of $269,000 and one time and annual stock option and bonus awards.

Voting Agreement and Proxy

      As of the record date, our directors beneficially owned approximately           % of the outstanding shares of our common stock. All of our directors who own common stock executed agreements in which they have agreed to vote all of their shares of our common stock in favor of the merger agreement. In addition, as of the record date, Walden Partners II, LP and certain investment funds managed by Cannell Capital LLC beneficially owned approximately           % of the outstanding shares of our common stock. These shareholders also executed agreements in which they have agreed to vote all their shares of Interlinq common stock in favor of the merger agreement. Collectively, these shareholders own            shares, representing           % of our common stock.

Stock Options Granted to Our Employees, Generally

      In accordance with our 1993 Stock Option Plan, 1985 Restated Stock Option Plan and Stock Option Plan for Non-Employee Directors, the vesting of all outstanding options to purchase Interlinq common stock will accelerate immediately prior to the merger, except for an option to purchase 50,000 shares which by its terms survives the consummation of the merger.

Indemnification

      Under the merger agreement, Harland Financial has agreed that all rights to indemnification of Interlinq’s present directors and officers for acts and omissions occurring prior to the merger will survive for five-years after the merger. Harland Financial has also agreed that, subject to specified limitations, we will maintain our existing policy of directors’ and officers’ liability insurance for five years after the articles of merger are filed.

Federal Income Tax Consequences

      The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of our common stock that exchange their shares of our common stock for cash in the merger. This discussion addresses only those shareholders that hold their shares of our common stock as a capital asset, and does not address all the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances, or to shareholders that are subject to special rules under United States federal income tax law, such as:

•	dealers in securities or foreign currencies;

•	mutual funds;

•	foreign holders;

•	tax-exempt organizations;

•	financial institutions;

•	insurance companies;

•	traders in securities that elect to apply mark-to-market method of accounting;

•	persons that hold their shares of our common stock as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk-reduction transaction; or

•	holders that acquired their shares of our common stock upon exercise of Interlinq stock options or in other compensatory transactions.

Furthermore, this discussion does not address the tax consequences of the merger under state and local and foreign tax laws or the tax consequences of other transactions completed before or after the merger, such as the exercise of options to purchase our common stock in anticipation of the merger. The following discussion is based on the Internal Revenue Code, laws, applicable Treasury Regulations, judicial authority and administrative rulings and practice in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect.

      You are urged to consult your tax advisor as to the specific consequences to you of the merger, including the applicability of United States federal, state and local, and foreign income and other tax laws in your particular circumstances.

      The receipt of cash for shares of our common stock will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who in connection with the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and that shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. That gain or loss will be long-term capital gain or loss provided that the shareholder has held his or her shares of our common stock for more than 12 months on the date of the merger. There are limitations on the deductibility of capital losses.

      An individual holder of our common stock may be subject to backup withholding at a rate of 30% on cash payments received in the merger. Backup withholding will not apply, however, to a shareholder that provides proof of an applicable exemption or provides a correct taxpayer identification number on the substitute Form W-9 included as part of the letter of transmittal and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against the shareholder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Regulatory Approvals

      We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than filing articles of merger with the Secretary of State of the State of Washington and filing this proxy statement with the Securities and Exchange Commission.

No Financing Contingency

      Harland Financial has represented in the merger agreement that it has sufficient funds available to consummate the merger. There is no condition to Harland Financial’s obligations under the merger agreement that Harland Financial obtain financing before completing the merger.

THE COMPANIES

Interlinq

      We are a leading provider of technology that helps organizations effectively manage complex, information-intensive business transactions. We offer software-based business solutions to commercial banks, mortgage banks, mortgage brokers, credit unions and savings institutions, including a number of the leading mortgage originators. Our flagship loan production products, MortgageWare® Loan Management System and MortgageWare®TC, process approximately one in ten retail residential mortgage loans, more than any other system. We also provide Enterprise Application Integration, or EAI, software solutions directly to customers and through third parties. Based on the award-winning EAI technology acquired in June of 1998, our FlowMan® software application enables organizations to integrate disparate software systems, share information and improve overall business processes across an entire enterprise. FlowMan is designed to coordinate the execution and timing of all tasks, events and decisions for key business processes across legacy systems, enterprise applications, client-server systems and Internet technologies. We currently have three main product lines including our loan production products, our loan servicing products and our EAI product. Our flagship loan-production products, MortgageWare® Loan Management System and MortgageWare®TC, are currently being rewritten and we expect to deliver a beta-version of this next-generation loan-production product by the end of calendar year 2002, with commercial release of the product scheduled for the first quarter of calendar year 2003. We are a Washington corporation founded in 1982. Our address is: 11980 N.E. 24th Street, Bellevue, Washington 98005. Our telephone number is (425) 827-1112.

Harland Financial Solutions, Inc.

      Harland Financial supplies software and services to thousands of financial institutions of all sizes. Harland Financial is a leader in deposit and loan origination, platform, teller, call-center, mortgage, business intelligence, core processing, and customer relationship management systems. Harland Financial is a wholly owned subsidiary of John H. Harland Company, which is listed on the New York Stock Exchange under the symbol “JH.” John H. Harland Company is a leading provider of software and printed products to the financial and educational markets. John H. Harland Company’s printed product offerings include checks, direct marketing and financial forms. Scantron Corporation, a wholly owned subsidiary of John H. Harland Company, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets. Harland Financial’s address is: 2939 Miller Road, Decatur, Georgia 30035. Harland Financial’s telephone number is: (770) 593-5617.

Harland Acquisition Corporation

      Harland Acquisition Corporation, or Harland Acquisition, is a wholly owned subsidiary of Harland Financial and was formed solely to effect the merger. Harland Acquisition has the same address and telephone number as Harland Financial.

THE MERGER AGREEMENT

      The description of the merger agreement set forth below describes certain aspects of the merger agreement, including material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is included in this proxy statement as Appendix A (exclusive of all schedules) and is incorporated by reference into this proxy statement. You are urged to read the merger agreement carefully.

The Merger

      Under the terms of the merger agreement:

•	Harland Acquisition will merge with and into us;

•	Harland Acquisition will cease to exist;

•	we will remain as the surviving corporation;

•	each outstanding share of common stock of Harland Acquisition will be converted into one share of our common stock and as a result we will become a wholly owned subsidiary of Harland Financial;

•	our articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation; and

•	the directors and officers of Harland Acquisition will become the directors and officers of the surviving corporation.

Closing

      The closing of the merger will take place on a date mutually agreed upon by Harland Financial and us. This date will be no later than the fifth business day after the satisfaction or written waiver of the conditions to the merger, as discussed below. After the closing of the merger, the merger will become effective when the articles of merger are filed with the Secretary of State of the State of Washington. We will file the articles of merger contemporaneously with or as promptly as practicable after the closing of the merger.

Consideration to Be Received by Shareholders

      Upon the closing of the merger, each share of our common stock issued and outstanding immediately prior to the closing of the merger will be converted into the right to receive $6.25 in cash without interest. Each converted share of our common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist. Each holder of a certificate representing shares of our common stock will cease to have any rights with respect to those shares, except the right to receive $6.25 in cash without interest for each share.

      We may require the owner of any lost, stolen or destroyed share certificate to provide an appropriate affidavit and to deliver a bond in the amount Interlinq may reasonably direct as indemnity against any claim that may be made against the paying agent, Interlinq or Harland Financial with respect to our common stock certificate. No dividends or other distributions with respect to retained Interlinq common stock with a record date after the merger will be paid to the holder of any unsurrendered share certificate until the surrender of such certificate.

Effect of Merger on Stock Options

      The merger agreement provides, in accordance with our 1993 Stock Option Plan, 1985 Restated Stock Option Plan and Stock Option Plan for Non-Employee Directors, that all outstanding options to purchase our common stock will immediately vest prior to the closing of the merger. All outstanding options to purchase our common stock, with the exception of an option to purchase 50,000 shares evidenced by an agreement indicating otherwise, will immediately vest prior to the closing of the merger and holders of options will receive cash in an amount equal to the product of the number of shares issuable on exercise of their options and the difference between $6.25 and their per share option exercise price, net of applicable withholding.

Dissenters’ Rights

      Holders of our common stock have the right to dissent from the proposed merger and to receive payment of the “fair value” of their shares of our common stock, as provided in Sections 23B.13.101 through 23B.13.310 of the Washington Business Corporation Act. A summary describing the steps shareholders must follow to exercise their dissenters’ rights is described on page  in this proxy statement and the relevant portions of the Washington Business Corporation Act are attached to this proxy statement as Appendix D.

Board Recommendation

      Under the merger agreement, our board of directors agreed to recommend to you that you vote to approve and adopt the merger agreement. Our board recommends that you do so.

      Under the merger agreement the board may not:

•	withdraw, qualify, modify or propose publicly to withdraw, qualify or modify this recommendation;

•	approve or recommend or propose publicly to approve or recommend another transaction involving an acquisition proposal from a third party; or

•	enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement related to another transaction.

      However, if the board determines in good faith, after receiving an acquisition proposal from a third party that the board determines to be superior to the transaction with Harland Financial, that its recommendation that you approve the merger agreement is inconsistent with its fiduciary duties to you under Washington law, the board may, prior to the approval of the merger agreement by our shareholders, inform you that it no longer believes that the merger agreement is advisable and no longer recommends approval by our shareholders. The board may do so and we may enter into another acquisition agreement with a third party relating to the superior proposal only after the third business day of our having notified Harland Financial, in writing, of our intent to do so.

Our Representations and Warranties to Harland Financial and Harland Acquisition

      We have made various representations and warranties in the merger agreement to Harland Financial and Harland Acquisition that relate to:

•	organization, valid existence and good standing to conduct business;

•	our capital structure;

•	corporate authority and power to execute the merger agreement;

•	absence of conflicts with our articles of incorporation or bylaws or any laws, regulations, contracts, commitments or agreements;

•	possession of governmental consents needed to execute the merger agreement;

•	compliance with all laws, regulations and material contracts;

•	compliance with federal securities laws;

•	absence of material adverse changes in business operations;

•	compliance with applicable tax laws;

•	disclosure of change of control agreements;

•	absence of any pending or threatened litigation;

•	disclosure of contracts and other commitments;

•	accuracy of information supplied in this proxy statement;

•	disclosure of employee benefit plans;

•	compliance with fair labor laws and other labor and employment matters;

•	compliance with applicable environmental laws;

•	validity of intellectual property owned and used by us;

•	no brokers;

•	disclosure of insurance policies;

•	disclosure of notes and accounts receivable;

•	disclosure of transactions with “affiliates” or “associates”;

•	absence of ongoing negotiations or discussions with other parties;

•	shareholder’s rights agreements;

•	major suppliers and customers; and

•	additional customary representations and warranties.

Harland Financial’s and Harland Acquisition’s Representations and Warranties to Us

      Harland Financial and Harland Acquisition have made various representations and warranties in the merger agreement to us that relate to:

•	proper organization, valid existence and good standing to conduct business;

•	corporate authority and power to execute the merger agreement;

•	absence of conflicts with articles of incorporation or bylaws or any laws, regulations, contracts, commitments, or agreements;

•	compliance with required filings and consents;

•	accuracy information supplied;

•	nobrokers; and

•	adequate financing to consummate the merger.

Operation of Our Business Prior to the Closing of the Merger

      We have agreed in the merger agreement to continue to conduct our business in substantially the same manner as we have conducted it prior to the date of the merger agreement. We have also agreed to:

•	use our reasonable best efforts to preserve our business organizations;

•	keep available the services of our officers and employees;

•	maintain satisfactory relationships with our customers, suppliers and other persons or entities with whom we have business relationships; and

•	comply with all applicable laws and regulations.

      We further agreed that, during the period from the date of the merger agreement until the closing of the merger, we will not:

•	declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of our capital stock;

•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	repurchase or otherwise acquire any shares of our capital stock;

•	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of our capital stock or any securities convertible into any shares of our capital stock, or any rights, warrants or options to acquire any shares of our capital stock or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of our common stock upon the exercise of options to purchase shares of our common stock outstanding as of the date of the merger agreement; or

•	change the exercise price of any options to acquire any shares of our common stock.

      We also agreed that, prior to the closing of the merger, we will not, without the prior written consent of Harland Financial:

•	amend our articles of incorporation or bylaws;

•	create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than

•	borrowings or payments under existing lines of credit (or under any refinancing of such existing lines); or

•	indebtedness owing to, or guaranties of indebtedness owing to, us;

•	accelerate the timing of payment of any outstanding indebtedness for borrowed money;

•	make any loans or advances to any other person (other than loans or advances less than $25,000 in any case made in the ordinary course of business consistent with past practice);

•	mortgage or pledge any of our assets or properties, other than in connection with loans, equipment leases or other financing arrangements entered into in the ordinary course of business consistent with past practices;

•	merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $50,000 or greater other than with respect to transactions in the ordinary course of business consistent with past practice;

•	change our accounting policies except as required by generally accepted accounting principles;

•	make any change in employment terms for any of our directors or officers;

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates or enter into any new, or amend any existing, employment agreements other than in the ordinary course of business consistent with past practice;

•	make any change to our benefit plans that is less favorable, in the aggregate, than the employee benefits provided by Harland Financial to its similarly situated employees;

•	amend or cancel or agree to the amendment or cancellation of any material contract or enter into a contract that would have been a material contract had it been in existence as of the date of the merger agreement;

•	pay, loan or advance, other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business, any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of our officers or directors or any “affiliate” or “associate” of any of our officers or directors;

•	form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization;

•	make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $50,000 in the aggregate;

•	enter into any agreements, arrangements or understandings with respect to the purchase, sale or lease of any real property or amend, cancel or extend any agreement, arrangement or understanding with respect to the lease of any real property; or

•	pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) outside the ordinary course of business consistent with past practice involving amounts in excess of $50,000 in the aggregate.

No Solicitation of Other Acquisition Proposals

      The merger agreement provides that, after the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, we will not directly or indirectly, through any of our officers, directors, employees, agents or otherwise:

•	solicit, initiate, encourage submission of third-party acquisition proposals, or enter into any other agreement or understanding with respect to the acquisition of our company; or

•	participate in or encourage any negotiations or discussions with, or furnish any information to, any person relating to any other acquisition proposal.

      The merger agreement provides that we may, prior to the approval of the merger agreement by our shareholders, participate in negotiations or discussions with, or furnish information to, any person relating to any other acquisition proposal if:

•	our board of directors determines in good faith, based on the advice of independent legal counsel, that participating in such negotiations or discussions, or furnishing such information, is necessary for us to comply with our fiduciary duties to our shareholders;

•	we have received an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity; and

•	our board determines, in good faith, that the acquisition proposal is reasonably likely to be superior to Harland Financial’s proposal.

      The merger agreement provides that we will provide immediate oral and written notice to Harland Financial of:

•	the receipt of any third-party acquisition proposal or any inquiry that could reasonably be expected to lead to any other acquisition proposal;

•	the material terms and conditions of any third-party acquisition proposal or inquiry;

•	the identity of the person or entity making the acquisition proposal or inquiry; and

•	our intention to furnish information to, or enter into discussions or negotiations with, such person or entity.

      We will also continue to keep Harland Financial informed of the status and details of any acquisition proposal or inquiry.

Access to Information

      Subject to the terms of the confidentiality agreement with Harland Financial, from the date of the merger agreement until the closing of the merger, we will, and will cause any of our officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents, to afford to Harland Financial and its representatives access to our offices and other facilities, personnel, accountants and to all our books and records and furnish Harland Financial with any information concerning our business as Harland Financial may reasonably request.

Conditions to the Merger

      The respective obligations of Harland Financial, Harland Acquisition and us to effect the merger are subject to the satisfaction of certain conditions, unless waived in writing by Harland Financial and us, including:

•	the approval and adoption of the merger agreement and the merger by the holders of more than 50% of the outstanding shares of our common stock;

•	the absence of any order, decree or injunction issued by any court of competent jurisdiction or other legal restraint or prohibition prohibiting the closing of the merger; and

•	the filing of all governmental filings needed to permit the closing of the merger.

      The respective obligations of Harland Financial and Harland Acquisition to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by Harland Financial, prior to the completion of the merger:

•	our representations and warranties in the merger agreement are true and correct;

•	we have performed in all material respects all our obligations under the merger agreement;

•	we have delivered to Harland Financial and Harland Acquisition a certificate to the effect that each of the conditions specified above is satisfied;

•	there has not occurred any event that would have a material adverse effect on our business between the date of the merger agreement and the completion of the merger;

•	we have procured all third-party consents legally required to close the merger;

•	there is no threatened, instituted or pending action, proceeding, application or counterclaim by any governmental entity before any court or governmental, regulatory or administrative agency, authority or tribunal that is reasonably likely to restrain or prohibit the closing of the merger;

•	Harland Financial has received an opinion from Perkins Coie LLP, our outside counsel, relating to certain matters;

•	our chief executive officer, Michael H. Jackman, has executed and delivered to Harland Financial an employment agreement in the form contemplated by the merger agreement; and

•	option to purchase 50,000 shares of our common stock, which by its terms survives the closing of the merger has been cancelled and replaced with an agreement by the surviving corporation to pay the holder of the option, if he is employed by the surviving corporation at such time, at each vesting date an amount in cash determined by multiplying (a) the number of shares vesting at such date multiplied by

(b) an amount equal to the difference between the merger consideration and the exercise price per share of the option, net of any applicable withholding.

      Our obligations to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by us, prior to the completion of the merger:

•	the representations and warranties of Harland Financial and Harland Acquisition are true and correct;

•	Harland Financial and Harland Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement; and

•	Harland Financial and Harland Acquisition have delivered to us a certificate to the effect that each of the conditions specified above is satisfied.

      If the merger agreement is approved by our shareholders at the special meeting, we do not anticipate any other material uncertainty surrounding the merger conditions, and we expect to complete the merger shortly after this special meeting.

Termination of the Merger Agreement

      The merger agreement may be terminated and the merger abandoned by either Harland Financial, Harland Acquisition or us at any time prior to the effective time of the merger:

•	by mutual written consent;

•	by Harland Financial, Harland Acquisition or us if any court of competent jurisdiction or other governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action becomes final and nonappealable; provided, however, that the party terminating the merger agreement pursuant to the order, decree, ruling or other action must use all commercially reasonable efforts to have the order, decree, ruling or action vacated;

•	by Harland Financial, Harland Acquisition or us if the merger is not completed by December 31, 2002; provided, however, that the right to terminate the merger agreement if not closed by December 31, 2002, will not be available to any party whose failure to fulfill any obligation under the merger agreement is the primary cause of, or results in, the failure to complete the merger;

•	by Harland Financial or Harland Acquisition if we:

–	withdraw or modify in a manner adverse to Harland Financial or Harland Acquisition our approval or recommendation of the merger or the merger agreement;

–	enter into an agreement with respect to another acquisition proposal; or

–	endorse, approve or recommend another acquisition proposal;

•	by Harland Financial, Harland Acquisition or us if the merger agreement is not approved and adopted by our shareholders;

•	by Harland Financial or Harland Acquisition if:

–	we are unable to meet any of our conditions to the merger (see above) and the condition is not otherwise waived by Harland Financial or Harland Acquisition; or

–	we breach in any material respect any of our representations, warranties, covenants or other obligations under the merger agreement and fail within ten days after written notice to Harland Financial of the breach to cure the breach in all material respects or it has been waived by Harland Financial or Harland Acquisition;

•	by us if:

–	Harland Financial or Harland Acquisition is unable to meet any of its conditions to the merger and the condition is not otherwise waived by us; or

–	Harland Financial or Harland Acquisition breaches in any material respect any of its representations, warranties, covenants or other obligations under the merger agreement and fail within ten days after written notice to us of the breach to cure the breach in all material respects or it has been waived by us; or

•	by us if we withdraw or modify our approval or recommendation of the merger agreement and we enter into an agreement with respect to a superior proposal.

      The merger agreement may be terminated under the circumstances described above even if it is approved by our shareholders at the special meeting. The right to terminate the merger agreement in certain of the circumstances described above will not be available to any party whose failure to fulfill any obligations under the merger agreement is the cause of or results in the failure of the condition to be satisfied.

      Upon termination, the merger agreement will become void and have no effect, without any liability on the part of any party, except as provided in the merger agreement. However, no party shall be relieved from liability to any other party for any intentional breach of the merger agreement prior to or as of the date of termination.

Termination Fees; Expenses

      The merger agreement requires us to pay to Harland Financial a termination fee of $1.4 million plus reasonable costs and expenses if the merger agreement is terminated because we:

•	withdraw or modify in a manner adverse to Harland Financial or Harland Acquisition our approval or recommendation of the merger or the merger agreement;

•	enter into an agreement with respect to another acquisition proposal; or

•	endorse, approve or recommend another acquisition proposal.

      The merger agreement requires Harland Financial to pay us a termination fee of $500,000; plus reasonable costs and expenses if Harland Financial terminates the merger agreement for any reason other than as specifically permitted under the merger agreement.

Amendment of the Merger Agreement; Extension; Waiver

      The merger agreement may be amended only in writing by each of the parties to the merger agreement. However, after the approval of the merger agreement by our shareholders, no amendment may be made without the further approval of our shareholders if the amendment would reduce the amount or change the form of the merger consideration.

      At any time prior to the closing of the merger, Harland Financial and Harland Acquisition, on the one hand, and we, on the other hand, may:

•	extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant the merger agreement by the other party to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement by the other party to the merger agreement.

Indemnification of Directors and Officers

      All rights to indemnification now existing in favor of our directors and officers and in effect on the date of the merger agreement provided in our articles of incorporation or bylaws will survive the closing of the merger. These rights will continue in full force for a period of five years from the closing of the merger. Until the fifth anniversary of the closing of the merger, the surviving corporation will maintain in effect, for the benefit of the indemnified directors and officers, the existing policy of directors’ and officers’ liability insurance to cover matters occurring prior to the closing of the merger.

RELATED AGREEMENTS

Shareholder Agreements

      On August 5, 2002, all of our directors who own common stock entered into shareholder agreements with Harland Financial in which they agreed to vote all of their shares to adopt the merger agreement. Walden Partners II LP and certain investment funds managed by Cannell Capital LLC that hold our common stock have also entered into similar shareholder agreements with Harland Financial. Collectively, shareholders owing                     shares, or           % of our common stock, have executed these shareholder agreements. We refer in this section to these directors and other shareholders collectively as the signing shareholders.

      The description of the shareholder agreement set forth below describes certain aspects of the shareholder agreement, including material provisions of the shareholder agreements. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the shareholder agreement, a copy of which is included in this proxy statement as Appendix B , and is incorporated by reference into this proxy statement. You are urged to read the shareholder agreement carefully.

The Agreement

      Under the shareholder agreements, the signing shareholders have agreed not to sell, transfer or otherwise dispose of their shares of our common stock and they have agreed to grant to Harland Financial an irrevocable proxy to vote their shares in favor of adopting the merger agreement and the merger. The shareholder agreements will terminate upon the earlier of:

•	the closing and completion of the merger; or

•	the termination of the merger agreement for any reason.

Lock-Up and No Solicitation

      During the term of the shareholder agreements, signing shareholders may not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of their shares or limit their right to vote their shares in the manner prescribed by the shareholder agreements.

      In addition, these shareholders, and any of their directors, officers, agents, representatives, employees, affiliates or associates, may not, with any person other than Harland Financial, directly or indirectly:

•	solicit, initiate or encourage the submission of any alternative transaction or any other sale, transfer, pledge or other disposition or conversion of any of their shares;

•	participate in or encourage any discussions or negotiations regarding the disposition or conversion of any of their shares;

•	furnish to any person any nonpublic information with respect to their shares; or

•	enter into any agreement with respect to any alternative transaction or any other sale, transfer, pledge or other disposition or conversion of any of their shares.

Irrevocable Proxy

      Signing shareholders have granted an irrevocable proxy to Harland Financial to vote their shares for the adoption and approval of the merger agreement and the closing of the merger. This irrevocable proxy also permits Harland Financial to vote in any manner it may see fit with respect to any extraordinary corporate transaction (other than the merger), such as a:

•	merger;

•	consolidation;

•	business combination;

•	tender or exchange offer;

•	reorganization;

•	recapitalization;

•	liquidation;

•	sale or transfer of a material amount of the assets or securities of our company; or

•	any other change of control involving us, including, an alternative transaction proposed by a third party.

      If, for any reason, Harland Financial elects not to exercise its right to vote the signing shareholders shares in accordance with the irrevocable proxy, the shareholders will, during the term of the shareholder agreements, vote their shares in favor of any proposal to adopt and approve the merger agreement and the merger.

Term of Irrevocable Proxy

      The irrevocable proxy granted to Harland Financial will not be terminated by any act of the signing shareholders or by operation of law, whether by the death or incapacity of a signing shareholder or by the occurrence of any other event or events, including the termination of any trust or estate for which the shareholder is acting as a fiduciary or the dissolution or liquidation of any corporation or partnership.

Representations and Warranties

      The shareholder agreement contains a number of representations and warranties by the parties to the shareholder agreement. If any of Harland Financial’s representations and warranties are inaccurate, signing shareholders will have no recourse to their shares or to Harland Financial for claims arising from the shareholder agreement, except for breaches of the representations, warranties, covenants and agreements in the shareholder agreement.

      The representations and warranties of the parties will survive the closing of the merger until the expiration of the applicable statute of limitations.

Employment Agreement Between Michael H. Jackman and Harland Financial

      Concurrent with the closing of the merger, Michael H. Jackman, our chief executive officer and president, will enter into an employment agreement with Harland Financial. The description of the employment agreement set forth below describes certain material provisions of this employment agreement and does not purport to be complete. Mr. Jackman’s employment agreement will contain the following principal terms.

The Agreement

      Harland Financial will employ Michael H. Jackman as Senior Vice President and General Manager — Mortgage Services.

Compensation

      Harland Financial will provide to Mr. Jackman a compensation package for his services consisting of the following annual or one-time components:

•	an annual base salary of $269,000;

•	an award of stock options pursuant to the John H. Harland Company 2000 Stock Option Plan to purchase 35,000 shares of common stock, at an exercise price equal to the closing price of such common stock on the date of award;

•	an award of restricted stock pursuant to the John H. Harland Company 2000 Stock Option Plan for 10,000 shares of common stock;

•	eligibility to participate in the Harland Senior Management Incentive Plan, which may entitle Mr. Jackman to a bonus of up to 50% of his base salary upon achievement of certain targets, with a cap of 75% upon achievement in excess of those performance targets;

•	a one-time, nonrecurring special incentive bonus in the amount of $100,000 in the event that the MortgageWareE3 product is commercially released by March 31, 2003 and a second one-time, nonrecurring bonus in the amount of $100,000 based on the achievement of certain customer retention targets in connection with the release of the MortgageWareE3 product;

•	four weeks vacation annually; and

•	medical, health and life insurance and other benefits available to Harland Financial’s similarly-situated employees.

Term of Employment; Termination

      Harland Financial will employ Mr. Jackman on an at-will basis. Either Harland Financial or Mr. Jackman may terminate Mr. Jackman’s employment at any time by giving the other party at least 15 days’ prior written notice of the date of termination. Harland Financial may terminate Mr. Jackman for good cause without liability. However, in the event that Harland Financial terminates Mr. Jackman, either actually or constructively, for any reason other than good cause, Mr. Jackman will be entitled to receive his base salary for 12 months following termination.

Confidentiality

      During the term of his employment and for two years thereafter, Mr. Jackman may not use or disclose, or permit any unauthorized person to use, disclose or gain access to any of Harland Financial’s trade secrets or confidential information.

Restraints on Post-Termination Activity

      Under the terms of the employment agreement, Mr. Jackman may not engage in the following activities if, and when, his employment with Harland Financial is terminated:

•	compete with Harland Financial, either directly or indirectly, by performing the same or substantially similar duties Mr. Jackman performed with Harland Financial, for one year;

•	solicit, divert, contact or call upon any of Harland Financial’s customers for the purpose of providing, rendering or performing any services, for two years; and

•	solicit, entice, encourage or persuade any Harland Financial employee to leave Harland Financial for any reason, for two years.

•	At Harland Financial’s option, the noncompete provisions may be extended for an additional year upon payment to Mr. Jackman of his base salary for such period.

SECURITY OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

      The following tables set forth information regarding the beneficial ownership of our common stock, as of August 5, 2002, by each director, our Company’s five most highly compensated executive officers, and directors and officers as a group, and also set forth stock options to purchase our common stock and interests in units held pursuant to our 401(k) benefit plan.

      The stock options and 401(k) plan interests listed in the following tables do not represent shares of common stock entitled to vote at the special meeting. Only shares actually held as of the record date, and not options to purchase our common stock or 401(k) plan interests, will be counted for purposes of voting at the special meeting.

      On August 5, 2002, there were 4,826,901 shares of our common stock issued and outstanding. All numbers are rounded to the nearest whole share.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)

Directors
Robert J. Gallagher	123,395	(3)	2.5%
Chairman of the Board
Michael G. Meade	17,500	(4)	*
Robert W. O’Rear(5)	7,000		*
George S. Sarlo	574,159	(6)	11.8%
Theodore M. Wight	73,500	(7)	1.5%
Officers
Michael H. Jackman	277,500	(9)	5.4%
Chief Executive Officer and President(8)
Michael D. Castle	64,293	(10)	1.4%
Chief Financial Officer, V.P. Finance and Administration, and Secretary
Mark D. Johnston	25,928	(11)	*
V.P. Sales and Marketing
Darren G. Selvage	46,000	(12)	*
V.P. Release Quality
Eric S. Setz	5,734	(13)	*
V.P. Information Systems
Alan R. Pickerill	808	(15)	*
(Former) Chief Financial Officer, V.P Finance and Administration, and Secretary(14)
All directors and executive officers as a group (12 persons)(16)	1,291,054		23.7%

*	Less than 1.0%.

(1)	Consists of the aggregate total shares of common stock held either directly or indirectly, including stock options and 401(k) plan holdings.

(2)	Shares of common stock issuable upon the exercise of stock options and 401(k) plan holdings are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Includes stock options to purchase 87,500 shares of common stock.

(4)	Represents stock options to purchase 17,500 shares of common stock.

(5)	Mr. O’Rear resigned as a board member effective September 30, 2001.

(6)	Includes shares beneficially owned by entities for whom or with whom Mr. Sarlo has share voting and dispositive power. These entities and their respective shareholdings include Walden Capital Partners II, LP (60,340 shares). Mr. Sarlo is one of four general partners of Walden Partners II, LP, which is a general partner of Walden Capital Partners II, LP. Walden Capital Partners II, LP holds 60,340 shares, of which Mr. Sarlo shares voting power with the other general partners of Walden Partners II, LP. Mr. Sarlo’s ownership includes shares held by the George S. Sarlo Revocable Trust, the George S. Sarlo SEPIRA, the George S. Sarlo IRA Rollover and the Walden Management Corporation Pension FBO George S. Sarlo. Mr. Sarlo’s beneficial ownership interests also include stock options to purchase 45,000 shares of common stock.

(7)	Includes stock options to purchase 37,500 shares of common stock.

(8)	Mr. Jackman also serves as a director of Interlinq.

(9)	Includes 2,500 shares of common stock held in trust by Mr. Jackman’s sister, Marlene Porter, who is the trustee. Mr. Jackman does not have voting or dispositive power over these shares. Also includes stock options to purchase 275,000 shares of common stock.

(10)	Represents stock options to purchase 62,500 shares of common stock and 1,793 shares of common stock held through the Interlinq 401(k) profit sharing plan.

(11)	Represents stock options to purchase 25,000 shares of common stock and 928 shares of common stock held through the Interlinq 401(k) profit sharing plan.

(12)	Represents stock options to purchase 46,000 shares of common stock.

(13)	Includes stock options to purchase 5,000 shares of common stock and 734 shares of common stock held through the Interlinq 401(k) profit sharing plan.

(14)	Mr. Pickerill departed Interlinq in March 2002.

(15)	Includes 808 shares of common stock held through the Interlinq 401(k) profit sharing plan.

(16)	Also includes Linda Thompson, V.P. Customer Service and Major Accounts. Ms. Thompson holds stock options to purchase 17,000 shares of common stock.

SECURITY OWNERSHIP

OF MORE THAN 5% SHAREHOLDERS

      The following table sets forth information regarding beneficial ownership by owners of more than 5% of our outstanding common stock as of August 5, 2002.

	Amount and Nature of		Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership		Beneficially Owned

J. Carlo Cannell (d/b/a Cannell Capital LLC)	962,748	(1)	19.9%
150 California Street, Floor 5 San Francisco, CA 94111
George S. Sarlo	574,159	(2)	11.8%
The Walden Group 750 Battery Street, 7th Floor San Francisco, CA 94111
Dimensional Fund Advisors Inc.	309,500	(3)	6.4%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401-1038
ROI Capital Management, Inc.	305,900	(4)	6.3%
17 E. Sir Francis Drake Blvd., Suite 225 Larkspur, CA 94939

(1)	Includes shares beneficially owned by entities for whom or with whom Mr. Cannell and Cannell Capital LLC have share voting and dispositive power. These entities and their respective shareholdings include The Anegada Fund Limited (118,485 shares), The Cuttyhunk Fund Limited (44,692 shares), GS Cannell Portfolio, LLC (207,288 shares), Pleiades Investment Partners, LP (67,577 shares) and the Tonga Partners, L.P. (523,058 shares). According to their Schedule 13G filed February 14, 2002, Mr. Cannell and Cannell Capital LLC also share voting power and dispositive power with the George S. Sarlo 1995 Charitable Remainder Trust for 1,648 shares.

(2)	Includes shares beneficially owned by entities for whom or with whom Mr. Sarlo has share voting and dispositive power. These entities and their respective shareholdings include Walden Capital Partners II LP (60,340 shares). Mr. Sarlo is one of four general partners of Walden Partners II LP, which is a general partner of Walden Capital Partners II LP. Walden Capital Partners II LP holds 60,340 shares, of which Mr. Sarlo shares voting power with the other general partners of Walden Partners II LP. Mr. Sarlo’s ownership includes shares held by the George S. Sarlo Revocable Trust, the George S. Sarlo SEPIRA, the George S. Sarlo IRA Rollover and the Walden Management Corporation Pension FBO George S. Sarlo. Mr. Sarlo’s beneficial ownership interests also include options to purchase 45,000 shares of common stock.

(3)	Information is based on Schedule 13G filed on February 14, 2002. Dimensional Fund Advisors Inc. reports that on December 31, 2001 it had sole voting power and sole dispositive power of 309,5000 shares. Dimensional Funds Advisors, Inc. is an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies and serves as investment manager for certain other investment vehicles. In its role as investment advisor and investment manager, Dimensional Fund Advisors Inc. possesses both voting and investment power over these shares. However, all of these shares are owned by the investment companies and investment vehicles, and Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities.

(4)	Information is based on a Schedule 13G filed on February 15, 2002. ROI Capital Management, Inc. reports that at December 31, 2001, it had sole voting power and sole dispositive power of 305,900 shares. ROI Capital Management, Inc. is deemed to be the beneficial owner of these shares pursuant to separate arrangements whereby it acts as investment advisor to certain persons, including ROI Partners, L.P. Each person for whom ROI Management, Inc. acts as investment advisor has the right to receive, or power to direct the receipt of, dividends from, or proceeds from the sale of, the common stock purchased or held pursuant to such arrangement. Mitchell J. Soboleski and Mark T. Boyer are deemed to be the beneficial owners of these shares pursuant to their ownership interest in ROI Capital Management, Inc.

STOCK PRICE AND DIVIDEND INFORMATION

Interlinq Market Price Data

      Interlinq common stock has traded under the symbol “INLQ” on the Nasdaq National Market since April 27, 1993. The following table sets forth, for the periods indicated, the high and low closing sales prices for Interlinq common stock as reported by Nasdaq.

	High		Low

Fiscal Year Ended June 30, 2000
First Quarter		$7.25		$3.75
Second Quarter		4.75		3.25
Third Quarter		5.38		3.88
Fourth Quarter		5.13		2.19

Fiscal Year Ended June 30, 2001
First Quarter		$4.25		$2.06
Second Quarter		3.75		2.03
Third Quarter		2.72		1.56
Fourth Quarter		2.50		1.44

Fiscal Year Ended June 30, 2002
First Quarter		$2.25		$1.85
Second Quarter		2.05		1.30
Third Quarter		1.89		1.42
Fourth Quarter		2.30		1.40

Fiscal Year Ended June 30, 2003
First Quarter (through September , 2002)	$		$

Recent Closing Prices

      On August 2, 2002, the last trading day prior to announcement of the execution of the merger agreement, the closing price per share of our common stock as reported by Nasdaq was $2.15 and on September      , 2002, the record date for the special meeting, the closing price per share of our common stock as reported by Nasdaq was $          . There were approximately                     record holders of our common stock on that date.

      The market price for our common stock is subject to fluctuation and you are urged to obtain current market quotations for our common stock prior to making any decision with respect to the merger agreement and the merger.

      We have never paid cash dividends on shares of our common stock. The merger agreement prohibits us from paying cash dividends prior to closing of the merger.

RIGHTS OF DISSENTING INTERLINQ SHAREHOLDERS

      The following summary of the availability of dissenters’ rights for our shareholders in connection with the merger does not claim to be complete and is qualified by reference to Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached to this proxy statement as Appendix D. Any shareholder contemplating the exercise of dissenters’ rights is urged to review the full text of Chapter 23B.13 of the Washington Business Corporation Act. The procedures set forth in that chapter must be followed exactly or dissenters’ rights may be lost.

      A shareholder who properly follows the procedures for dissenting and demanding payment for his or her Interlinq common stock according to Chapter 23B.13 (as summarized below) may be entitled to receive in cash the “fair value” of his or her Interlinq common stock instead of the consideration provided in the merger agreement. The “fair value” of a dissenting Interlinq shareholder’s shares will be the value of such shares immediately before the effective time, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. The “fair value” could be more than, equal to or less than the value of the consideration the shareholder would have received pursuant to the merger agreement if the shareholder had not dissented. If the dissenting shareholder and the corporation cannot agree on the “fair value” of the dissenter’s Interlinq common stock, a court may determine the “fair value” in an appraisal proceeding.

      To properly exercise dissenters’ rights with respect to the merger and to be entitled to payment under Chapter 23B.13 of the Washington Business Corporation Act, a holder of Interlinq common stock must, among other things,

•	before the special meeting, deliver to us written notice of the shareholder’s intent to demand payment for his or her shares if the merger happens;

•	not vote his or her shares in favor of the merger; and

•	upon receiving a dissenter’s notice from us, as described below, timely deliver a demand for payment, certifying whether the shareholder acquired beneficial ownership before the date of the first announcement to the news media or to shareholders of the terms of the merger, and deposit his or her share certificates in accordance with the terms of the dissenter’s notice.

      Thus, any Interlinq shareholder who notifies us in writing before the special meeting that he or she wishes to dissent from the merger, and who executes and returns a proxy on the accompanying form, must specify either that his or her shares are to be voted against the merger, or that he or she abstains from voting his or her shares in favor of the merger. If the shareholder returns a proxy without voting instructions, his or her shares will automatically be voted in favor of the merger, and the shareholder will lose any dissenters’ rights. Similarly, if the shareholder returns a proxy with instructions to vote in favor of the merger, the shareholder will lose any dissenter’s rights in connection with the proposal for which the shareholder voted in favor.

      Within 10 days after the effective time, we will send a written dissenter’s notice to each holder of Interlinq common stock who notified us in writing before the special meeting that he or she wished to dissent from the merger and did not vote his or her shares in favor of the merger. This notice will state where the payment demand must be sent and where and when Interlinq share certificates must be deposited. This notice will include a form of payment demand with the date of the first announcement to the news media or to shareholders of the terms of the merger, which requires the person asserting dissenters’ rights to certify whether or not such person acquired beneficial ownership of the shares before that date, and which will set the date by which we receive the payment demand. This date may not be less than 30 or more than 60 days after the dissenter’s notice is delivered. Shareholders who fail to notify us in writing of their desire to dissent from the merger or who vote in favor of the merger will not be entitled to receive the dissenter’s notice and will be bound by the terms of the merger agreement. Written notices of intent to dissent from the merger should be addressed to the corporate secretary of Interlinq at its headquarters at 11980 N.E. 24th Street, Bellevue, Washington 98005. These notices must be received by Interlinq before the special meeting.

      A beneficial shareholder may assert dissenters’ rights for shares held on the beneficial shareholder’s behalf only if:

•	the beneficial shareholder submits to Interlinq the record shareholder’s written consent to dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

•	the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

      Within 30 days after the effective time of the merger or the date the payment demand is received, whichever is later, we will pay each dissenter who complied with the above conditions the amount that we estimate to be the fair value of the shareholder’s shares, plus accrued interest. The payment must be accompanied by, among other things:

•	Our balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; and

•	an explanation of how we estimated the fair value of the shares and how the interest was calculated.

      However, for shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the merger, we may choose to withhold payment of the fair value of the dissenter’s shares plus accrued interest. If this happens, we will estimate after the effective time the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.

      A dissenter may notify us in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due and demand payment of the dissenter’s estimate, less any payment made, or, for shares acquired after the first announcement of the terms of the merger for which we chose to withhold payment, reject our offer of the fair value determined for such shares and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

•	the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

•	we fail to make payment within 60 days after the date set for demanding payment; or

•	the merger does not take place, and we do not return the deposited Interlinq stock certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies us of his or her demand in writing within 30 days after Interlinq makes or offers payment for the dissenter’s shares.

      If a demand for payment remains unsettled, we will start a proceeding in the Superior Court of King County, Washington within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not start such proceeding within the 60-day period, it shall pay the amount demanded by each dissenter whose demand remains unsettled. We will make all dissenters, whether or not residents of Washington State, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. We may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in our opinion, complied with the provisions of Chapter 23B.13. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13, the shareholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Interlinq or for the fair value, plus accrued interest, of the dissenter’s shares that were acquired after the first announcement of the terms of the merger for which we chose to withhold payment.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains forward-looking statements. These statements relate to future events or the future financial performance of Interlinq. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “believes,” “anticipates,” “expects” and “intends,” or the negative of such terms, and similar terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We are not obligated to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of anticipated events.

WHERE YOU CAN FIND MORE INFORMATION

      Interlinq is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained upon payment of prescribed fees at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding the companies, including Interlinq, that file electronically with the SEC.

OTHER INFORMATION AND SHAREHOLDER PROPOSALS

      We know of no other matters that may properly be, or which are likely to be, brought before the special meeting.

      If the merger discussed in this proxy statement does not occur, our next annual meeting will be held on November 13, 2002. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in our 2003 Proxy Statement must be submitted in writing to Interlinq, to the Office of the Corporate Secretary, Interlinq Software Corporation, 11980 NE 24th Street, Bellevue, Washington 98005, and must be received by July 5, 2003.

      A shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement, including nominations for candidates for election as directors, which is submitted to us earlier than 90 days before the date of the annual meeting and later than 60 days before the date of the annual meeting, will not be considered filed on a timely basis under Rule 14a-4(c)(1) and 14a-5(e)(2) of the Securities Exchange Act of 1934. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, Interlinq retains discretion to vote proxies it receives provided that (1) Interlinq includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

By Order of the Board of Directors,

/s/ MICHAEL D. CASTLE

MICHAEL D. CASTLE
Corporate Secretary

APPENDIX A

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2002 by and among Harland Financial Solutions, Inc., an Oregon corporation (“Parent”), Harland Acquisition Corporation, a Washington corporation (“Sub”) and wholly owned subsidiary of Parent, and Interlinq Software Corporation, a Washington corporation (the “Company”).

WITNESSETH:

      WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent;

      WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Washington Business Corporation Act of the State of Washington (the “WBCA”), Sub will merge with and into the Company (the “Merger”) in accordance with the provisions of the WBCA, with the Company as the surviving corporation;

      WHEREAS, as of the date hereof, the persons named in Exhibit A hereto (collectively, the “Selling Shareholders”) beneficially own or have the power to vote shares of the common stock, par value $.01 per share, of the Company (the “Company Common Stock”) as indicated therein;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, each of the Selling Shareholders has entered into a shareholder’s agreement, dated as of the date hereof (the “Shareholder’s Agreement”), pursuant to which, among other things, the Selling Shareholders have agreed to vote their shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained therein;

      WHEREAS, the Board of Directors of Parent and Sub have each approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger, this Agreement and the consideration to be paid for each share of Company Common Stock in the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock (“Company Shareholders”) and has unanimously approved this Agreement and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinion of D.A. Davidson & Co. (the “Independent Advisor”), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders for their shares of Company Common Stock in the Merger is fair, from a financial point of view, to the Company Shareholders; and

      WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend that the Company Shareholders approve the Merger, this Agreement and the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.

THE MERGER

      SECTION 1.1.     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the WBCA, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Washington.

      SECTION 1.2.     Effective Time; Closing. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article 6 hereof, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Washington and by making all other filings or recordings required under the WBCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the WBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Washington, or at such other time as the parties hereto agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 9:00 a.m., Pacific Time, at the offices of Perkins Coie LLP, or at such other time and location as the parties hereto shall otherwise agree (the “Closing Date”).

      SECTION 1.3.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.4.     Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 1.4(b) and, subject to the proviso in Section 1.5(a), Dissenting Shares (as defined in such section, if any), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount in cash equal to $6.25 (the “Merger Consideration”) payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.7; provided, however, if prior to the consummation of the Merger, Parent or any of its affiliates purchases, or enters into an option to purchase, shares of Company Common Stock at a price per share in excess of the Merger Consideration, the Merger Consideration shall be increased to the highest such price per share.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) At the Effective Time, all shares of Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a).

(d) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      SECTION 1.5.     Dissenting Shares.

      (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Company Shareholder who did not vote such shares in favor of the Merger, who has notified the Company in accordance with Section 23B.13.210 of the WBCA that such holder intends to demand payment of the fair value of such shares of Company Common Stock if the Merger is effected and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its rights to such appraisal and payment under the WBCA (the “Dissenting Shares”) shall not be converted as described in Section 1.4(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Chapter 23B.13 of the WBCA; provided, however, that if such holder at any time fails to perfect or effectively withdraws his, her or its right to dissent from the Merger and receive payment under the WBCA, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

      (b) The Company shall give Parent (i) prompt notice of any Company Shareholder’s notice of intent to demand payment for such holder’s shares pursuant to Section 23B.13.210 of the WBCA, demand for payment pursuant to Section 23B.13.020 of the WBCA received by the Company, withdrawals of such demands, and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Chapter 23B.13 of the WBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands or offer to settle or settle any such demands.

      SECTION 1.6.     Stock Option Plans. Pursuant to the terms of the Company’s 1993 Stock Option Plan, 1985 Stock Option Plan and Stock Option Plan for Non-Employee Directors, in each case as such plan has been amended (the “Company Stock Option Plans”), certain outstanding options to acquire Company Common Stock (the “Company Options”) granted under the Company Stock Option Plans shall accelerate and vest immediately prior to the consummation of the Merger (20 days prior to the Merger in the case of the Stock Option Plan for Non-Employee Directors). Notwithstanding the foregoing, to the extent any Company Option which pursuant to the terms of the instrument evidencing such option is not subject to the acceleration provisions of the Company Stock Option Plans, such Company Option shall not be so accelerated. Company Options, to the extent they do not accelerate and vest pursuant to the Company Stock Option Plans, shall terminate and expire as of the consummation of the Merger. Company Options that vest and accelerate pursuant to the Company Stock Option Plans that are not exercised prior to the consummation of the Merger shall terminate and expire as of the consummation of the Merger and represent only the right to receive the Option Consideration as described in this Section 1.6. The Company shall pay to each holder of Company Options upon the consummation of the Merger, in exchange for the cancellation of such holder’s Company Options (regardless of exercise price) pursuant to the terms of the Company Stock Option Plans and this Section 1.6, an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately prior to the consummation of the Merger (such amount, the “Option Consideration”), net of applicable withholding, and each such Company Option shall thereafter be canceled.

      SECTION 1.7.     Surrender of Shares of Company Common Stock; Stock Transfer Books.

      (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds necessary to make the payments to such holders pursuant to Section 1.4 upon surrender of their Certificates. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 1.7(a). The Paying Agent shall make the payments provided in Section 1.4.

      (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

      (c) At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Sub or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

      (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Sub, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article 1 upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

      (e) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.

ARTICLE 2.

THE SURVIVING CORPORATION

      SECTION 2.1.     Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Articles of Incorporation.

      SECTION 2.2.     Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

      SECTION 2.3.     Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to each of the other parties hereto as follows:

      SECTION 3.1.     Organization and Standing. The Company (i) is a corporation duly organized and validly existing under the laws of the State of Washington, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) except as disclosed in Section 3.1(iii) of the Company Disclosure Letter, is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has furnished or made available to Parent true and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the “Company Articles of Incorporation”) and bylaws (the “Company Bylaws”), each as amended to date. The Company Articles of Incorporation and Company Bylaws are in full force and effect, and the Company is not in violation of any provision thereof.

      SECTION 3.2.     Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (the “Preferred Stock”). As of the date hereof, (i) 4,826,901 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) Company Options are outstanding pursuant to the Company Stock Option Plans which entitle the holders thereof to purchase an aggregate of 957,333 shares of Company Common Stock, and (iii) no shares of Preferred Stock are issued or outstanding. Section 3.2 of the Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the “Company Disclosure Letter”) sets forth a true and complete list of the holders of all of the outstanding Company Options together with the exercise price thereof. There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. The Company does not have any majority or wholly-owned subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity.

      SECTION 3.3.     Authority for Agreement.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining any necessary shareholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the WBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of shareholders is the only vote of the Company’s Shareholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

      (b) The Board of Directors of the Company has unanimously (i) determined that this Agreement and the Shareholder’s Agreements and the other transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and the Company Shareholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company Shareholders. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the Shareholder’s Agreements and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Chapter 23B.19 et seq. of the WBCA and Article 14 of the Company Articles of Incorporation such that Chapter 23B.19 of the WBCA does not apply to this Agreement or the transactions contemplated hereby or thereby and Section 14.2.2 of Article 14 of the Company’s Articles of Incorporation does apply, such that this Agreement and the transactions contemplated hereby require only the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the transactions contemplated hereby. Other than Chapter 23B.19 et seq. and Article 14.2 of the Company Articles of Incorporation, no state antitakeover or similar statute or other provision in the Company’s governing documents with similar effect or purpose is applicable to Parent or Sub in connection with the Merger, this Agreement or the Shareholder’s Agreements or any of the transactions contemplated hereby or thereby.

      (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders in the Merger is fair to such holders from a financial point of view. A copy of such opinion is included in Section 3.3 of the Company Disclosure Letter.

      SECTION 3.4.     No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws, (ii) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”) applicable to the Company by which any property or asset of the Company is bound or affected, or (iii) except as set forth in Section 3.4 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company in any case that would, or would reasonably be expected to be material to the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company is a party or by which the Company or any of its property or assets is bound or affected.

      SECTION 3.5.     Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and filing and recordation of appropriate merger documents as required by the WBCA, and (ii) for filings contemplated by Sections 1.2 and 3.14 hereof.

      SECTION 3.6.     Compliance. Except as set forth in Section 3.6 of the Company Disclosure Letter, the Company (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or by which any property, business or asset of the Company is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, other instruments or obligations or Material Contracts to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected except, in each case, where such failure to comply or such default or violation, as applicable, did not have and is not reasonably likely in the future to have a Company Material Adverse Effect (as hereinafter defined).

      SECTION 3.7.     SEC Filings, Financial Statements.

      (a) The Company has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1998 (the “SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. None of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) All of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively referred to as the “Company Financial Statements”), are true, correct and complete and are based on the books and records of the Company. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and the Company Financial Statements fairly present the consolidated financial position of the Company at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

      (c) Except as disclosed in Section 3.7(c) of the Company Disclosure Letter, there are no liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company at March 31, 2002, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2002, none of which liabilities pursuant to this clause (iv) are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 3.8.     Absence of Certain Changes or Events. Except as contemplated by this Agreement, since June 30, 2001 (and following the date hereof, other than with respect to events or occurrences that are the result of the transactions contemplated by this Agreement), the Company has conducted its business only in the ordinary course and consistent with prior practice and, except as otherwise disclosed in any SEC Report filed since June 30, 2001, there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of either such Section. For purposes of this Agreement, the phrase “Company Material Adverse Effect” shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      SECTION 3.9.     Taxes. Except as set forth in Section 3.9 of the Company Disclosure Letter, the Company has timely filed all Tax Returns (as hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Company Material Adverse Effect. The Company has not made an election under Section 341(f) of the Code. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as disclosed in Section 3.9 of the Company Disclosure Letter, the Company has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties. The unpaid Taxes of the Company for the current taxable period (A) did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns. For purposes of this Agreement, (a) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, escheat, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      Section 3.9 of the Company Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company has filed Tax Returns or paid Taxes since January 1, 1998, and (ii) all Tax Returns filed or due to be filed applicable to the three year period ending June 30, 2002. The Company has previously provided Parent with all correspondence with any Tax authorities pertaining to pending or completed audits since January 1, 1998. No claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and, except as set forth in Section 3.9 of the Company Disclosure Letter, the Company is not required to file Tax Returns in any such jurisdiction.

      SECTION 3.10.     Assets.

      (a) Except as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (the “10-K”) or in Section 3.10(a) of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, all of its real and personal properties and assets reflected in the 10-K or acquired after June 30, 2001 (other than assets disposed of since June 30, 2001 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 2001, provided that the obligations secured by such liens are not delinquent; and (iv) liens that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company. Section 3.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company, (ii) as to which the Company has a license, easement or right of way to use, (iii) as to which the Company has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company has any other interest. The Company either owns, or has valid leasehold or licensed interests in, all properties and assets used by them in the conduct of their business.

      (b) The Company does not have any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets outside of the ordinary course of business consistent with past practice.

      (c) The equipment of the Company is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary routine maintenance or repairs that are not in the aggregate material in nature or cost. The equipment of the Company is adequate for the continued conduct of the business of the Company after the Effective Time in the same manner as conducted prior to the Effective Time.

      SECTION 3.11.     Change of Control Agreements. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

      SECTION 3.12.     Litigation. There are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company which have not yet been paid or satisfied in full or which contain ongoing material obligations or restrict the Company’s activities going forward.

      SECTION 3.13.     Contracts and Commitments. Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements entered into by the Company, or, to the knowledge of the Company, entered into by any employee which limit or restrict the Company or any employee from engaging in any business in any jurisdiction, (ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $25,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent in excess of $25,000, (vi) all other contracts, agreements or commitments (other than with respect to contracts, agreements or commitments of the type identified in Section 3.25(b)(i) of the Company Disclosure Letter) involving payments to be made by or to the Company equal to or in excess of $50,000 in any 12-month period, and (vii) all contracts, agreements or commitments with Major Customers identified in Section 3.25(b)(i) of the Company Disclosure Letter (individually, a “Material Contract” and collectively, “Material Contracts”). Except for agreements, arrangements or commitments disclosed in Section 3.13 of the Company Disclosure Letter, the Company is not a party to any agreement, arrangement or commitment which is material to the business of the Company. The Company has delivered or made available true, correct and complete copies of all Material Contracts to Parent. The Company is not in default under any Material Contract which defaults individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.14.     Information Supplied. The proxy statement to be mailed to the Company Shareholders in connection with the meeting (the “Shareholders’ Meeting”) to be called to consider the Merger (the “Proxy Statement”) at the date such document is first published, sent or deliver to Company Shareholders or, unless promptly corrected, at any time prior to the Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the foregoing document.

      SECTION 3.15.     Employee Benefit Plans. All material employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company (the “Company Benefit Plans”) and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company are listed in Section 3.15 of the Company Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided or made available by the Company to Parent: (i) any plan and related trust documents, as currently in effect, and amendments thereto, (ii) the most recent summary plan description and summaries of material modifications thereto, and (iii) written descriptions of all non-written agreements relating to the Company Benefit Plans. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and, to the knowledge of the Company, except as set forth in Section 3.15 of the Company Disclosure Letter, continues to satisfy the requirements for such qualification. Neither the Company nor any ERISA Affiliate maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 of the Code. Neither any Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction that is reasonably likely to result in any such liability or penalty. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA), except for such non-compliance as would not result in a material liability to the Company. Except as set forth in Section 3.15 of the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance as would not result in a material liability to the Company. There is no pending or, to the knowledge of the Company, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the SEC Reports or as required by Law, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits (within the meaning of Section 3(1) of ERISA), other than severance benefits and conversion rights, to any employee or former employee upon his or her retirement or termination of employment, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

      To the knowledge of the Company, any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee for such purposes. Except as set forth in Section 3.15 of the Company Disclosure Letter, there are no agreements in effect between the Company and any individual retained by the Company to provide services as a consultant or independent contractor.

      For purposes of this Agreement “ERISA Affiliate” means any business or entity that must be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code.

      SECTION 3.16.     Labor and Employment Matters. Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a) There are no agreements or arrangements on behalf of any officer, director or employee of the Company providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company.

(b) The Company is not a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”). There is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

(c) The Company has not taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law.

No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Company or Parent from relocating or closing any of the operations of the Company.

(d) The Company has paid when due all wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent (collectively, “Wages and Benefits”). The Company is in compliance in all material respects with all applicable Laws relating to employment and the payment of Wages and Benefits. There are no investigations, administrative proceedings, charges or formal complaints, against or involving the Company, alleging that the Company has failed to pay when due any Wages and Benefits. There are no citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of the Company, threatened against the Company before the U.S. Department of Labor or any federal, state or administrative agency or court.

(e) The Company is in all material respects in compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company.

(f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Company, threatened against the Company under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Company, threatened against the Company.

(g) If the Company is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceeding is pending or, to the knowledge of the Company, has been threatened against the Company with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

(h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of the Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company.

(i) No workers’ compensation or retaliation claim is pending against the Company in excess of $100,000 in the aggregate and the Company maintains adequate insurance with respect to workers’ compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

      SECTION 3.17.     Environmental Compliance and Disclosure. Except as set forth in Section 3.17 of the Company Disclosure Letter:

(a) The Company possesses, and is in compliance in all material respects with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws

(as hereinafter defined) applicable to the Company, as applicable, and the Company is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice or permit issued, entered, promulgated or approved thereunder.

(b) The Company has not received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(c) The Company has not been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years.

      As used in this Section 3.17, the term “Environmental Laws” means any laws (including without limitation statutes, regulations, and common law) of the United States, any State or political subdivision thereof, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation CERCLA, the Clean Air Act (42 USC §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 USC §§ 6901 et seq.), the Clean Water Act (33 USC §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 USC §§ 2601 et seq.), and the Safe Drinking Water Act (42 USC §§ 300f et seq.), as well as any and all state or local laws that relate to similar subject matter.

      SECTION 3.18.     Intellectual Property.

      (a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following items which the Company owns in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the “Intellectual Property Rights”): (i) all United States and foreign patents and applications therefor, (ii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iii) all material trademarks, trade names, service marks, collective marks, and certification marks which the Company is using in commerce, and (iv) all United States and foreign copyright registrations and applications therefor. Section 3.18(a) of the Company Disclosure Letter also sets forth a true and complete list of all items described in subsections (i) through (iii) of the previous sentence in which the Company owns a license, other than shrink-wrap licenses, click-through licenses or other similar end-user agreements for generally commercially available software, and except licenses that involve the payment of less than $2,500 per year, as well as third-party owned software products which are embedded in the Company’s products (collectively, the “Licensed Rights”). There are no (i) unpatented inventions which have been the subject of a patent application by the Company or (ii) material copyrightable software products or other works of authorship which have not been the subject of a copyright registration or application therefor by the Company, including but not limited to software code, manuals and other text works. Prior to the date hereof, the Company has provided Parent with reasonable access to all of the Company’s material trade secrets, proprietary information, databases and data. The Company represents and warrants that, except as expressly stated in Section 3.18(a) of the Company Disclosure Letter, (i) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (ii) the Licensed Rights are free and clear of any known liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are sufficient material rights necessary to the conduct of the business of each of the Company and the Company’s affiliates as presently conducted. To the Company’s knowledge, the validity of the Intellectual Property Rights and title thereto and the validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) are not the subject(s) of any threatened or proposed Litigation. To the knowledge of the Company, the business of the Company, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others, and the Company has not misused or improperly disclosed any confidential information belonging to third parties. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s right to use any of the Licensed Rights. To the knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company as presently conducted, except as expressly authorized by the Company.

      (b) The Company owns, or possesses sufficiently broad and valid rights to, all computer software programs and, except as set forth in Section 3.18(b) of the Company Disclosure Letter, all rights to the document forms generated by such software that are material to the conduct of the business of the Company. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company with respect to any software owned or licensed by the Company.

      SECTION 3.19.     Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.19 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

      SECTION 3.20.     Insurance Policies. Section 3.20 of the Company Disclosure Letter contains a complete and accurate list of all insurance policies in force naming the Company or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company has paid or is obligated to pay all or part of the premiums. The Company has not received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all reasonably foreseeable risks which may arise in the conduct of the business of the Company.

      SECTION 3.21.     Notes and Accounts Receivable.

      (a) There are no notes receivable of the Company owing by any director, officer, shareholder or employee of the Company (“Affiliate Debt”).

      (b) All accounts receivable of the Company are current or covered by adequate reserves for uncollectibility, and there are no material disputes regarding the collectibility of any such accounts receivable.

      SECTION 3.22.     Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Letter, other than compensation and benefits received in the ordinary course of business as an employee or director of the Company, no director, officer or other “affiliate” or “associate” (as defined in Section 8.11) of the Company or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such person) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of, the Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company; or (iii) any property

(real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company.

      SECTION 3.23.     No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

      SECTION 3.24.     Shareholders’ Rights Agreement. The Company has not adopted, and does not intend to adopt, a shareholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company.

      SECTION 3.25.     Major Suppliers and Customers.

      (a) Section 3.25(a) of the Company Disclosure Letter sets forth a list of each supplier of goods or services to the Company to whom the Company paid in the aggregate more than $50,000 during the 12-month period prior to the date hereof (each a “Major Supplier” and, collectively, “Major Suppliers”), together with in each case the amount paid during such period. The Company is not engaged in any material dispute with any Major Supplier and, to the knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company. To the Company’s knowledge, the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of the Company with any Major Supplier. None of the officers or directors of the Company, or any “affiliate” or “associate” of any officer or director of the Company, or any company or other organization in which any officer or director of the Company or any “affiliate” or “associate” of any officer or director of the Company has a direct or indirect or indirect financial interest, has any financial interest in any supplier of the Company (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such person).

      (b) Section 3.25(b)(i) of the Company Disclosure Letter sets forth a list of each customer which the Company invoiced in the aggregate more than $50,000 during the 12-month period ending June 30, 2002 (each a “Major Customer” and, collectively, “Major Customers”), together with the amount of the invoices issued during such period. The Company is not engaged in any material dispute with any Major Customer and, to the knowledge of the Company, except as disclosed in Section 3.25(ii) of the Company Disclosure Letter, no Major Customer intends to terminate, limit or reduce its business relations with the Company. To the Company’s knowledge, the consummation of the transactions contemplated hereunder will not adversely affect the business relationship of the Company with any Major Customer. None of the officers or directors of the Company, or any “affiliate” or “associate” of any officer or director of the Company, or any company or other organization in which any officer or director of the Company or any “affiliate” or “associate” of any officer or director of the Company has a direct or indirect financial interest, has any financial interest in any customer of the Company (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such person).

      SECTION 3.26.     Disclosure. No representation or warranty made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND SUB

      Each of Parent and Sub represents and warrants to the Company as follows:

      SECTION 4.1.     Organization and Standing. Such person (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Sub.

      SECTION 4.2.     Authority for Agreement. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by Parent’s Board of Directors and by all necessary corporate action by Sub, and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the WBCA). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms.

      SECTION 4.3.     No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      SECTION 4.4.     Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the WBCA, (ii) for filings contemplated by Sections 1.1, 1.2 and 3.14 and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      SECTION 4.5.     Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date such document is first published, sent or delivered to Company Shareholders or, unless promptly corrected, at any time during the pendency of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing document.

      SECTION 4.6.     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

      SECTION 4.7.     Financing. Parent has sufficient funds available to purchase, pursuant to the Merger, the outstanding shares of Company Common Stock and the shares of Company Common Stock issuable upon exercise of Company Options.

ARTICLE 5.

COVENANTS

      SECTION 5.1.     Conduct of the Business Pending the Merger.

      (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time unless Parent shall otherwise agree in writing, (i) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company shall use reasonable best efforts to preserve intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has business relations, and (iii) the Company will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the foregoing, the Company shall not, except in the ordinary course of business consistent with past practice, (i) materially reduce the expenses of the Company relating to sales or customer service or support, (ii) materially discount the price or materially alter the terms of any of the Company’s products or services, except to the extent consistent with the Company’s past practice, (iii) reduce or discount any accounts receivable of the Company to accelerate collection of such accounts receivable or sell or factor any accounts receivable of the Company, or (iv) manage the accounts payable of the Company in a manner inconsistent with the Company’s past practice.

      (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time the Company shall not (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement; (v) change the exercise price of any options to acquire any shares of Company Common Stock; or (vi) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article 6 not being satisfied.

      (c) The Company covenants and agrees that between the date of this Agreement and the Effective Time the Company shall not, without the prior written consent of Parent, (i) amend the Company Articles of Incorporation or the Company Bylaws; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings or payments under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) accelerate the timing of payment of any outstanding indebtedness for borrowed money; (iv) make any loans or advances to any other person (other than loans or advances less than $25,000 in any case made in the ordinary course of business consistent with past practice); (v) mortgage or pledge any of its assets or properties (other than in connection with loans, equipment leases or other financing arrangements entered into in the ordinary course of business consistent with past practices); (vi) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $50,000 or greater other than with respect to transactions in the ordinary course of business consistent with past practice; (vii) change its accounting policies except as required by GAAP; (viii) make any change in employment terms for any of its directors or officers; (ix) except as expressly identified in Section 5.1(c) of the Company Disclosure Letter and following notice by the Company to Parent, alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or enter into any new, or amend any existing, employment agreements other than in the ordinary course of business consistent with past practice; (x) make any change to the Company Benefit Plans; (xi) amend or cancel or agree to the amendment or cancellation of any Material Contract or enter into a contract that would have been a Material Contract had such contract been in existence as of the date of this Agreement; (xii) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (xiii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiv) make any Tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $50,000 in the aggregate; (xv) enter into any agreements, arrangements or understandings with respect to the purchase, sale or lease of any real property or amend, cancel or extend any agreement, arrangement or understanding with respect to the lease of any real property; or (xvi) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) outside the ordinary course of business consistent with past practice involving amounts in excess of $50,000 in the aggregate. In addition, with respect to the matters discussed in clause (xiv) above, the Company agrees that, with respect to the Tax matter discussed in Section 3.9(C)(3) of the Company Disclosure Letter, representatives of Parent will have the right to participate in any meetings, settlement discussions or other communications with any representatives of the applicable Governmental Entity regarding any Tax liability of the Company, and the Company will not make any proposal or take any action, or commit to do so, with respect to such Governmental Entity, without the prior written consent of Parent, which consent shall not be withheld unreasonably.

      SECTION 5.2.     Access to Information; Confidentiality.

      (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of the Company to, afford the Representatives of Parent and Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, and shall furnish Parent and Sub with all financial, operating and other data and information as Parent or Sub, through its Representatives, may reasonably request. The Company shall furnish to Parent and Sub all monthly financial and operating data and information normally prepared by the Company as promptly as practicable following the end of each calendar month. Parent and the Company will remain subject to the terms of the mutual nondisclosure agreement between the Company and John H. Harland Company (“Harland”), the sole shareholder of Parent, dated June 7, 2002 (the “Confidentiality Agreement”).

      (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 5.3.     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure

Letter which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

      SECTION 5.4.     Reasonable Best Efforts; Further Assurances.

      (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby (each a “Required Approval”). In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make as promptly as practicable, to the extent it has not already done so, all necessary filings with Governmental Entities relating to the Merger (if any), and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the such Required Approvals, if any, and to use its reasonable best efforts to cause the receipt of Required Approvals as soon as practicable.

      (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.4(a) to obtain all Required Approvals (if any), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

      (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the transactions contemplated hereby, each of the parties hereto shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Company or of Parent in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under any antitrust statute or regulation. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended), the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

      (d) At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the applicable Surviving Corporation as a result of, or in connection with, the Merger.

      (e) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement or the Shareholder’s Agreements and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Shareholder’s Agreements, the Merger or any other transaction contemplated by this Agreement or the Shareholder’s Agreements, take all actions necessary to ensure that this Agreement, the Shareholder’s Agreements, the Merger and any other transactions contemplated by this Agreement or the Shareholder’s Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholder’s Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Shareholder’s Agreements.

      SECTION 5.5.     Board Recommendations.

      (a) In connection with the Merger and Shareholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the holders of the Company Common Stock to vote in favor of the Merger and use commercially reasonable efforts to obtain the necessary approvals by the Company Shareholders of this Agreement and the Merger and (ii) otherwise comply with all legal requirements applicable to such meeting.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an “Alternative Transaction”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of this Agreement by the Company Shareholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.9 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to Company Shareholders under applicable Law, that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company Shareholders that it no longer believes that the Merger is advisable and no longer recommends approval (a “Subsequent Determination”) and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such three business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its Shareholders without a Subsequent Determination. For purposes of this Agreement, a “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the

Company determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be, from a financial point of view, or otherwise, more favorable to the Company Shareholders than the Merger (taking into account (i) whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and (ii) any changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction).

      (c) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its Shareholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(b), withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Alternative Transaction.

      SECTION 5.6.     Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, for so long as this Agreement has not been terminated, no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

      SECTION 5.7.     Indemnification.

      (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company (the “Indemnified Parties”) as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least five (5) years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the fifth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

      (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for five (5) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies (“D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

      (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

      SECTION 5.8.     Public Announcements. Except for the initial press release of the Company and Harland announcing the transactions contemplated by this Agreement, which are expressly approved by Parent and the Company, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent, Harland or the Company is a party.

      SECTION 5.9.     Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of, or enter into any agreement or understanding with respect to any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to assist or facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the approval of this Agreement by the Company Shareholders if, and to the extent that, (A) the Board of Directors of the Company, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Company determines in good faith, following consultation with its independent financial advisor, that the Acquisition Proposal is reasonably likely to be a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, “Acquisition Proposal” means any proposal with respect to a merger, consolidation, share exchange, tender offer, exchange offer, business combination or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or 10% or more of any class of the capital stock of the Company, or any other transaction which could reasonably be viewed as being inconsistent with the proposed transaction between Parent and the Company.

      SECTION 5.10.     Company Shareholders’ Meeting.

      (a) The Company shall cause the Shareholders’ Meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable Law and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, and convene the Shareholders’ Meeting.

      (b) The Company shall solicit from holders of shares of Company Common Stock entitled to vote at the Shareholders’ Meeting proxies in favor of such approval and shall take all other reasonable action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the WBCA or this Agreement to effect the Merger.

      SECTION 5.11.     Proxy Statement.

      (a) Parent and the Company will as promptly as practicable following the execution of this Agreement jointly prepare, and the Company shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Shareholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (A) at any time prior to the Shareholders’ Meeting, any event should occur relating to the Company which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (B) if at any time prior to the Shareholders’ Meeting, any event should occur relating to Parent or Sub or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time, that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company and Parent will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Shareholders; provided, however, that prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon. Parent shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Common Stock directly or indirectly beneficially owned by it.

      (b) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the “Independent Advisor Engagement Letter”), consented to the inclusion of references to its opinion in the Proxy Statement. The Company and its counsel will use their reasonable efforts to include Parent and its counsel in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

      SECTION 5.12.     Shareholder Lists. The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Sub with such additional information, including, without limitation, updated listings and computer files of the Company Shareholders, mailing labels and security position listings, and such other assistance as Parent, Sub or their agents may reasonably request.

      SECTION 5.13.     Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Sub under this Agreement.

      SECTION 5.14.     Employee Benefits. At the Effective Time, and for a period of at least 12 months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, employee benefits to employees of the Company who are employed by the Surviving Corporation immediately after the Effective Time (“Retained Employees”) that are not less favorable, in the aggregate, than the employee benefits provided by Parent and its subsidiaries to similarly situated employees of Parent and its subsidiaries. To the extent that service is relevant for purposes of eligibility, vesting, allowances or any other purpose under any employee benefit plan, program, arrangement, policy or practice of Parent or any of its subsidiaries (including the Surviving Corporation) extended to Retained Employees, Retained Employees shall receive full credit for their service with the Company prior to the Effective Time. To the extent Parent does not satisfy its obligations under this Section by maintaining, or causing the Surviving Corporation to maintain, Company Benefit Plans, Parent (i) shall waive or shall cause to be waived any and all preexisting condition limitations and exclusions and any and all eligibility waiting periods with respect to each of the Retained Employees and their spouses and dependents, and (ii) shall recognize or cause to be recognized for purposes of annual deductible and out-of-pocket limits under any medical or dental plan any deductible and out-of-pocket expenses paid by Retained Employees and their spouses and dependents under the relevant Company Benefit Plan during the calendar year in which such Company Benefit Plan is discontinued. Nothing in this Section 5.14 shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate the employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to modify or terminate any Company Benefit Plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its sole discretion.

ARTICLE 6.

CONDITIONS

      SECTION 6.1.     Conditions to the Obligation of Each Party. The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if and to the extent required by the WBCA, the Company Articles of Incorporation and the Company Bylaws;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated; and

(c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made.

      SECTION 6.2.     Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (unless such representations or warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (unless such representations or warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all material respects as of such date); (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (iv) the Company shall have delivered to Parent and Sub a certificate to the effect that each of the conditions specified in (i), (ii) and (iii) above is satisfied in all respects;

(b) Between the date hereof and the Closing date, there shall not have occurred (nor shall Parent or the Company have become aware of) any Company Material Adverse Effect;

(c) The Company shall have procured all third party consents legally required for the consummation of the Merger;

(d) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental, regulatory or administrative agency, authority or tribunal which is reasonably likely to restrain or prohibit the consummation of the Merger;

(e) Parent shall have received an opinion of Perkins Coie LLP, counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B;

(f) Michael H. Jackman shall have executed and delivered to Parent an employment agreement substantially in the form of Exhibit C; and

(g) Any Company Option which by its terms survives the consummation of the transactions contemplated hereby shall have been cancelled and replaced with an agreement by the Surviving Corporation to pay the holder of such Company Option at each vesting date (provided the holder is employed by the Surviving Corporation, a successor in interest, Parent or any other subsidiary or affiliate of Parent as of such date) an amount in cash determined by multiplying the number of shares for which the Company Option would have vested as of such date multiplied by an amount equal to the difference between the Merger Consideration and the exercise price per share of such Company Option, net of applicable withholding.

      SECTION 6.3.     Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

(b) The representations and warranties of Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

(c) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

(d) Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders:

(a) By mutual written consent of duly authorized representatives of Parent and the Company;

(b) By any of Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c) By any of Parent, Sub or the Company if the Merger shall not have been consummated on or before December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d) By Parent or Sub if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

(e) By any of the Company, Parent or Sub, if this Agreement and the Merger shall fail to be approved and adopted by the Company Shareholders at the Shareholders’ Meeting;

(f) By Parent or Sub, if (i) any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Sub or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Sub;

(g) By the Company, if (i) any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company; or

(h) By the Company if, in compliance with its obligations under Sections 5.5 and 5.9, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement and (ii) the Company shall have entered into an agreement with respect to a Superior Proposal.

      SECTION 7.2.     Effect of Termination.

      (a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

      (b) If (i) Parent or Sub exercises its right to terminate this Agreement under Section 7.1(d); (ii)(A) after the date of this Agreement any Acquisition Proposal involving the Company, which the Company’s Board of Directors has endorsed as a Superior Proposal, shall have been announced, and (B) this Agreement shall thereafter be terminated; or (iii) the Company exercises its right to terminate this Agreement under Section 7.1(h), the Company shall pay to Parent upon demand $1,400,000, plus an amount equal to the reasonable costs and expenses of Parent and Sub (including reasonable legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Termination Fee”), payable in same-day funds.

      (c) If within one year after termination of this Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Parent or Sub, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds; provided that no such amount shall be payable if (i) the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement, (ii) this Agreement shall have been terminated by the parties in accordance with Section 7.1(a), (iii) this Agreement shall have been terminated by Parent, Sub or the Company in accordance with Section 7.1(b) or Section 7.1(c), or (iv) if this Agreement shall have been terminated by the Company in accordance with clause (ii) of Section 7.1(g).

      (d) If Parent terminates this Agreement for any reason other than as expressly permitted in Section 7.1, Parent shall pay to the Company, upon demand, $500,000, payable in same day funds plus an amount equal to the reasonable costs and expenses the Company (including reasonable legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, which payment shall be the sole remedy for the Company by reason of such termination by Parent.

      (e) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) of Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

      SECTION 7.3.     Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Shareholders, no amendment may be made without the further approval of the Company

Shareholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof.

      SECTION 7.4.     Waiver. At any time prior to the Effective Time, whether before or after the Shareholders’ Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE 8.

GENERAL PROVISIONS

      SECTION 8.1.     No Third Party Beneficiaries. Other than the provisions of Sections 5.6 and 5.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

      SECTION 8.2.     Entire Agreement. This Agreement, the Confidentiality Agreement and the July 2, 2002 letter agreement between the Company and Harland constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement (including, but not limited to conditions to Closing) neither party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement or the Company Disclosure Letter. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

      SECTION 8.3.     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Sub of any of its obligations hereunder.

      SECTION 8.4.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      SECTION 8.5.     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.6.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof; provided, that Article I and Article II shall be governed by and construed in accordance with the laws of the State of Washington, without regard to principles of conflicts of law thereof.

      SECTION 8.7.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      SECTION 8.8.     Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

      SECTION 8.9.     Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      SECTION 8.10.     Non-Survival of Representations and Warranties and Agreements. This Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Articles 1 and 8 and Sections 5.4, 5.6, 5.7 and 5.14 shall survive the Effective Time indefinitely and (ii) the agreements set forth in the last sentence of Section 5.2(a) and Section 7.2 and in Article 8 shall survive the termination of this Agreement indefinitely.

      SECTION 8.11.     Certain Definitions. For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

      SECTION 8.12.     Fees and Expenses. Except as provided in Section 7.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

      SECTION 8.13.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.13:

If to Parent or Sub:	c/o John H. Harland Company 2939 Miller Road Decatur, Georgia 30035 Attention: John C. Walters Fax: (770) 593-5619
If to the Company:	Interlinq Software Corporation 11980 N.E. 24th Street Bellevue, Washington 98005 Attention: Michael Castle Fax: (425) 250-1981

With a copy to:	Eric A. DeJong Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101 Fax: (206) 583-8500

      IN WITNESS WHEREOF, the Company, Parent and Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HARLAND FINANCIAL SOLUTIONS, INC.

By:	/s/ JOHN WALTERS

Name: John Walters

Title:	Vice President, Secretary and

General Counsel

HARLAND ACQUISITION CORPORATION

By:	/s/ JOHN WALTERS

Name: John Walters

Title:	Vice President, Secretary and

General Counsel

INTERLINQ SOFTWARE CORPORATION

BY:	/s/ ROBERT J. GALLAGHER

Name: Robert J. Gallagher
Title: Chairman

EXHIBIT A

SELLING SHAREHOLDERS

Number of Shares
of Company
Name	Common Stock Held

Robert J. Gallagher	35,895
George S. Sarlo	353,819
Michael H. Jackman	2,500
Theodore M. Wight	36,000
Walden Partners II, LP	60,340
Cannell Capital LLC	953,800

EXHIBIT B

      The opinions to be delivered on behalf of the Company will be to the following effect, with only such assumptions and qualifications as are reasonably satisfactory to Sub and Parent:

      1.     The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington, (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) based on the certificate of the Company, is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction listed on Schedule 1.

      2.     The Company has all necessary corporate power and corporate authority to execute and deliver the Agreement, to perform its obligations thereunder and to consummate the Merger and the other transactions contemplated by the Agreement.

      3.     The execution, delivery and performance by the Company of the Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by the Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the Merger or the other transactions contemplated by the Agreement. The Company has duly and validly executed and delivered the Agreement.

      4.     The Agreement and the transactions contemplated thereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

      5.     The execution and delivery of the Agreement by the Company do not, and the performance of the Agreement by the Company and the consummation of the Merger and the other transactions contemplated by the Agreement will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws, or (ii) based on the certificate of the Company, and except as disclosed in the Agreement or the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of any lien or other encumbrance on any property or asset of the Company in any case that would be material to the Company pursuant to any Material Contract.

      6.     Execution and delivery by the Company of, and the performance by the Company of its agreements in, the Agreement does not violate the provisions of the statutory laws or regulations that we have examined for purposes of rendering the opinions expressed herein.

      7.     The Company’s authorized capitalization consists of 30,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Except as disclosed in the Agreement and the Company Disclosure Letter, to our knowledge, there are no rights of first refusal, preemptive rights or other rights, options, calls, warrants or other securities with rights outstanding which are convertible into, exercisable for, or convertible into, exercisable for, or related to any shares of capital stock of the Company or other agreement either directly or indirectly for the purchase or acquisition from the Company of any shares of its capital stock.

APPENDIX B

FORM OF SHAREHOLDER AGREEMENT

      THIS SHAREHOLDER AGREEMENT (this “Agreement”) dated as of August      , 2002, is entered into between Harland Financial Solutions, Inc., an Oregon corporation (“Parent”), and                     , an individual resident of the State of  (“Shareholder”), with respect to the shares of common stock, par value $.01 per share (the “Company Common Stock”), of Interlinq Software Corporation, a Washington corporation (the “Company”), owned by Shareholder.

WITNESSETH:

      WHEREAS, Parent, Harland Acquisition Corporation (“Sub”) and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which Sub will merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

      WHEREAS, as of the date hereof, Shareholder beneficially and of record owns and has the power to vote                      shares of Company Common Stock (the “Securities”); and

      WHEREAS, Parent desires to enter into this Agreement in connection with its efforts to consummate an acquisition of the Company, and Parent requires that Shareholder enter into this Agreement as a condition to its willingness to enter into an acquisition agreement with the Company.

      NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

      1.     Certain Covenants.

      1.1     Lock-Up. Shareholder hereby covenants and agrees during the term of this Agreement that (a) except as consented to in writing by Parent in its sole discretion, Shareholder will not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, and (b) Shareholder will not take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

      1.2     No Solicitation. During the term of this Agreement, neither Shareholder nor any director, officer, agent, representative, employee, affiliate or associate (collectively, “Representatives”) of Shareholder shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Alternative Transaction (as defined in the Merger Agreement) or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or any other sale, transfer, pledge or other disposition or conversion of any of the Securities, in any case, from, to or with any person other than Parent or Sub. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any such other parties conducted heretofore with respect to any of the foregoing. Shareholder will notify Parent immediately if any party contacts Shareholder following the date hereof (other than Parent and Sub) concerning any Alternative Transaction or any other sale, transfer, pledge or other disposition or conversion of any of the Securities.

      1.3     Irrevocable Proxy.

      (a) Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Shareholder to vote the Securities for Shareholder and in Shareholder’s name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, prior to the closing of the Merger, in the following manner: (i) for the adoption and approval of the Merger Agreement and the Merger and (ii) in any manner as Parent, in its sole discretion, may see fit with respect to any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Alternative Transaction. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Shareholder in connection with or as a result of any voting (or refraining from voting) by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the shareholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for Shareholder.

      (b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Shareholder agrees to vote the Securities during the term of this Agreement (i) in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in clause (i) of Section 1.3(a), or (ii) in the manner directed by Parent if the issue on which Shareholder is requested to vote is a matter described in clause (ii) of Section 1.3(a), in each case at any annual, special or other meeting or action of the shareholders of the Company, in lieu of a meeting or otherwise.

      (c) This irrevocable proxy shall not be terminated by any act of Shareholder or by operation of law, whether by the death or incapacity of Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Shareholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

      (d) Nothing in this Agreement shall give Parent or Sub the power to vote for the election of directors or on any matter other than those specified in Section 1.3(a).

      1.4     Public Announcement. Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

      1.5     Disclosure. Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) or the Nasdaq National Market (“Nasdaq”) or any other national securities exchange and in the Proxy Statement (as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC or Nasdaq or any other national securities exchange.

      1.6     Stop Transfer Instruction. Promptly following the date hereof, Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that, during the term of this Agreement, the Securities may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement.

      2.     Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

      2.1     Ownership. Shareholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever.

      2.2     Authorization. Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles. Other than Chapter 23B.19 et seq., no state anti-takeover or similar statute is applicable to Parent, Sub, the Company or the surviving corporation in connection with the Merger, the Merger Agreement or this Agreement or any of the transactions contemplated hereby or thereby.

      2.3     No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Shareholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Shareholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on Shareholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote any of the Securities. Shareholder has not previously assigned or sold any of the Securities to any third party.

      2.4     Shareholder Has Adequate Information. Shareholder is a sophisticated investor with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the grant of an irrevocable proxy hereunder and has independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Shareholder acknowledges that the agreements contained herein with respect to the Securities by Shareholder are irrevocable, and that Shareholder shall have no recourse to the Securities or Parent for claims arising from this Agreement, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

      2.5     Parent’s Excluded Information. Shareholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Shareholder and which may be material to Shareholder’s decision to grant an irrevocable proxy hereunder (“Parent’s Excluded Information”), (b) Shareholder has not requested Parent’s Excluded Information and has determined to grant such proxy notwithstanding its lack of knowledge of Parent’s Excluded Information, and (c) Parent shall have no liability or obligation to Shareholder in connection with, and Shareholder hereby waives and releases Parent from, any claims which Shareholder or its successors and assigns may have against Parent (whether pursuant to applicable securities laws or otherwise) with respect to the non-disclosure of Parent’s Excluded Information; provided, however, nothing contained in this Section 2.5 shall limit Shareholder’s right to rely upon the express representations and warranties made by Parent in this Agreement, or Shareholder’s remedies in respect of breaches of any such representations and warranties.

      3.     Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder as follows:

      3.1     Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

      3.2     No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement.

      4.     Survival of Representations and Warranties. The respective representations and warranties of Shareholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

      5.     Specific Performance. Shareholder acknowledges that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Parent upon the breach by Shareholder of such covenants and agreements, Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

      6.     Miscellaneous.

      6.1     Term. This Agreement shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement and (ii) the termination of the Merger Agreement for any reason (the “Termination Date”). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

      6.2     Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.

      6.3     Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

      6.4     Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

      6.5     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

      6.6     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Parent may freely assign its rights to an affiliate of Parent without such prior written approval but no such assignment shall relieve Parent of any of its obligations hereunder. Any purported assignment without such consent shall be void.

      6.7     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

      6.8     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.8:

      If to Parent or Sub:

c/o John H. Harland Company
2939 Miller Road
Decatur, Georgia 30035
Attention: John C. Walters
Fax: (770) 593-5619

      If to Shareholder to:

The address set forth below Shareholder’s
signature on the signature page hereto

      With a copy to:

Interlinq Software Corporation
11980 N.E. 24th Street
Bellevue, WA 98005-1576
Attention: Michael Castle
Fax: (425) 250-1981

      6.9     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

      6.10     Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      6.11     Further Assurances. From time to time, at Parent’s request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby.

      6.12     Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      6.13     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

HARLAND FINANCIAL SOLUTIONS, INC.

BY:
NAME:
TITLE:

SHAREHOLDERS

Address:

Facsimile:

SPOUSAL CONSENT

      I am the spouse of the Shareholder named in the Shareholder Agreement. I understand that I may consult independent legal counsel as to the effect of this Shareholder Agreement and the consequences of my execution of this Shareholder Agreement and, to the extent I felt it necessary, I have discussed such matters with legal counsel. I hereby confirm this Shareholder Agreement and agree that it shall bind my interest in the Securities, if any.

Shareholder’s Spouse’s Name

APPENDIX C

OPINION OF D.A. DAVIDSON & CO.

August 5, 2002

Board of Directors

INTERLINQ Software Corporation
11980 NE 24th Street
Bellevue, WA 98005

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of INTERLINQ Software Corporation (“INTERLINQ” or the “Company”) of the consideration to be delivered to such shareholders in connection with the proposed merger (the “Transaction”) pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among Harland Financial Solutions, Inc. (a wholly owned subsidiary of John H. Harland & Co.) and its wholly owned subsidiary, Harland Acquisition Corporation (collectively “Harland”) and INTERLINQ as set forth in the August 5, 2002 Agreement.

      Subject to the terms of the Agreement, Harland will offer cash for all the shares of INTERLINQ (the “Shares”) at a price equal to $6.25 (“Merger Consideration”) per Share for each Share, plus the excess, if any, of the Merger Consideration over the applicable exercise price per share of each outstanding option, including each option that accelerates and vests immediately prior to the consummation of the Transaction, but excluding any option which by its terms does not accelerate and survives the closing of the Transaction.

      In arriving at our opinion, we have reviewed various financial and operating information relating to INTERLINQ, including, and without limitation, historical financial reports of INTERLINQ, reports filed with the Securities and Exchange Commission (“SEC”), internal operating reports and analyses, and related information. We have also held discussions with INTERLINQ’s management regarding the business, its recent operating results, its financial condition and future prospects.

      We have additionally examined and considered financial and stock market data for similar public companies, the publicly available financial terms of certain other similar business combinations, and other analyses and considerations that we deemed relevant.

      In conducting our review and arriving at our opinion, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information publicly available or provided to us by INTERLINQ. We have also assumed the reasonableness of and relied upon the estimates and judgments of management of INTERLINQ as to the future business and financial prospects. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of INTERLINQ, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information provided to us through the date hereof.

      D.A. Davidson & Co. is engaged in the valuation of companies and their securities in the course of its business as an investment firm. We have been engaged by INTERLINQ to render various financial advisory and investment banking services. For our services, including rendering this opinion, we will receive a fee from INTERLINQ.

      It is understood that this letter is for the benefit and use of the Board of Directors of INTERLINQ in its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder as to whether or not any holder of Shares should vote with respect to the Merger. This opinion may not be used or referred to by INTERLINQ, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in a proxy statement/prospectus filed with the appropriate regulatory body, including the SEC, in connection with the Transaction.

C-1

Board of Directors
August 2, 2002

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be delivered to the shareholders of INTERLINQ in connection with the Transaction is fair, from a financial point of view, to such shareholders.

Very Truly Yours,

D.A. Davidson & Co.

/s/ DAREN J. SHAW

Daren J. Shaw
Managing Director, Investment Banking

C-2

APPENDIX D

CHAPTER 23B.13

OF THE WASHINGTON BUSINESS CORPORATION ACT

§ 23B.13.010.     Definitions

      As used in this chapter:

      (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

      (3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 23B.13.020.     Right to dissent

      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

§ 23B.13.030.     Dissent by nominees and beneficial owners

      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

§ 23B.13.200.     Notice of dissenters’ rights

      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

      (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RCW 23B.13.220.

§ 23B.13.210.     Notice of intent to demand payment

      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

§ 23B.13.220.     Dissenters’ notice

      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

      (2) The dissenters’ notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

§ 23B.13.230.     Duty to demand payment

      (1) A shareholder sent a dissenters’ notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

§ 23B.13.240.     Share restrictions

      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

§ 23B.13.250.     Payment

      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

§ 23B.13.260.     Failure to take action

      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

§ 23B.13.270.     After-acquired shares

      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

§ 23B.13.280.     Procedure if shareholder dissatisfied with payment or offer

      (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

§ 23B.13.300.     Court action

      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

§ 23B.13.310.     Court costs and counsel fees

      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY CARD INTERLINQ SOFTWARE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERLINQ SOFTWARE CORPORATION FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER , 2002 The undersigned hereby appoints and and each of them, as proxies, with full power of sub- stitution, and hereby authorizes them, and each of them, to vote and act with respect to all shares of common stock of INTERLINQ SOFTWARE CORPORATION which the undersigned is entitled to vote at the Special Meeting of Shareholders, or any adjournment thereof, to be held on October , 2002, at the offices of Interlinq Software Corporation, 11980 NE 24th Street, Bellevue, Washington 98005. THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE. SEE SEE REVERSE REVERSE SIDE SIDE s FOLD AND DETACH HERE s

Please mark The Board of Directors recommends a vote FOR the following proposal: FOR AGAINST ABSTAIN PROPOSAL: TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AUGUST 5, 2002, AMONG HARLAND FINANCIAL SOLUTIONS, INC., HARLAND ACQUISITION CORPORATION AND INTERLINQ SOFTWARE CORPORATION. UNDER THE MERGER AGREEMENT EACH OUTSTANDING SHARE OF INTERLINQ COMMON STOCK WILL BE AUTOMATICALLY CONVERTED INTO THE RIGHT TO RECEIVE $6.25 IN CASH, WITHOUT INTEREST. In their discretion, the proxies are authorized to vote upon such other busi- ness incident to the conduct of the meeting. THE PROXIES SHALL VOTE SUCH SHARES AS SPECIFIED IN THIS PROXY CARD. IF A CHOICE IS NOT SPECIFIED, BUT THE PROXY CARD IS PROPERLY DATED AND SIGNED, THE PROXIES SHALL VOTE SUCH SHARES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS. Signature: Signature if held jointly: Dated: , 2002 Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, and associations and give his or her title. s FOLD AND DETACH HERE s